Exhibit 96.2

TECHNICAL REPORT SUMMARY

COAL RESOURCES AND COAL RESERVES

ITMANN NO. 5 MINE

Wyoming County, West Virginia

Prepared For

CONSOL ENERGY INC.

By

John T. Boyd Company

Mining and Geological Consultants

Pittsburgh, Pennsylvania, USA

Report No. 2755.081

FEBRUARY 2022

John T. Boyd Company Mining and Geological Consultants

Chairman

James W. Boyd

President and CEO

John T. Boyd II

Managing Director and COO

Ronald L. Lewis

Vice Presidents

Robert J. Farmer

Matthew E. Robb

John L. Weiss

Michael F. Wick

William P. Wolf

Managing Director - Australia

George Cumplido

Managing Director - China

Jisheng (Jason) Han

Managing Director – South America

Carlos F. Barrera

Managing Director – Metals

Gregory B. Sparks

Pittsburgh

4000 Town Center Boulevard, Suite 300

Canonsburg, PA 15317

(724) 873-4400

(724) 873-4401 Fax

jtboydp@jtboyd.com

Denver

(303) 293-8988

jtboydd@jtboyd.com

Brisbane

61 7 3232-5000

jtboydau@jtboyd.com

Beijing

86 10 6500-5854

jtboydcn@jtboyd.com

Bogota

+57-3115382113

jtboydcol@jtboyd.com

 www.jtboyd.com

February 4, 2022

File: 2755.081

CONSOL Energy Inc.

1000 CONSOL Energy Drive, Suite 100

Canonsburg, PA  15317-6506

Attention:   Mr. Michael Bohan
 Senior Geologist

Subject:     Technical Report Summary
Coal Resources and Coal Reserves
Itmann No. 5 Mine
Wyoming County, West Virginia

Ladies and Gentlemen:

The John T. Boyd Company (BOYD) was retained by CONSOL Energy Inc. (CONSOL) to complete an independent technical assessment of the coal resource and reserve estimates for the Itmann No. 5 Mine as of December 31, 2021.

This technical report summary: 1) identifies and summarizes the scientific and technical information supporting the coal reserve and resource estimates for the Itmann No. 5 Mine and 2) provides BOYD’s conclusions resulting from our independent assessment.

Respectfully submitted,

JOHN  T.  BOYD  COMPANY

By:

John T. Boyd II

President and CEO

TABLE  OF  CONTENTS

Page

LETTER OF TRANSMITTAL

TABLE OF CONTENTS

DISCLAIMERS AND QUALIFICATIONS

GLOSSARY AND ABBREVIATIONS

1.0	EXECUTIVE SUMMARY			1-1
	1.1	Introduction		1-1
	1.2	Property Description		1-1
	1.3	Geology		1-3
	1.4	Exploration		1-3
	1.5	Coal Reserves		1-4
	1.6	Operations		1-5
		1.6.1	Mining	1-5
		1.6.2	Processing	1-5
		1.6.3	Other Infrastructure	1-5
	1.7	Financial Analysis		1-6
		1.7.1	Capital and Operating Cost Estimates	1-6
		1.7.2	Economic Analysis	1-6
	1.8	Permitting Requirements		1-7
	1.9	Conclusions		1-7

2.0	INTRODUCTION			2-1
	2.1	Registrant and Purpose		2-1
	2.2	Terms of Reference		2-1
	2.3	Expert Qualifications		2-2
	2.4	Principal Sources of Information		2-3
	2.5	Personal Inspections		2-3
	2.6	Effective Date		2-4
	2.7	Units of Measure		2-4

3.0	PROPERTY DESCRIPTION			3-1
	3.1	Property Location		3-1
	3.2	Property Control		3-1
		3.2.1	Coal Ownership	3-3
		3.2.2	Surface Ownership	3-3
	3.3	Regulation and Liabilities		3-4

JOHN T. BOYD COMPANY

TABLE  OF  CONTENTS - Continued

Page

4.0	PSYSIOGRAPHY, ACCESSIBILITY, AND INFRASTRUCTURE			4-1
	4.1	Topography, Elevation, and Vegetation		4-1
	4.2	Accessibility		4-1
	4.3	Climate		4-1
	4.4	Infrastructure Availability and Sources		4-2

5.0	HISTORY			5-1
	5.1	Background		5-1

6.0	GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT			6-1
	6.1	Regional Geology		6-1
	6.2	Local Strtigraphy		6-2
		6.2.1	Pocahontas Formation	6-2
		6.2.2	New River Formation	6-2
	6.3	Coal Seam Geology		6-4
		6.3.1	Lithology	6-4
		6.3.2	Structure	6-4
		6.3.3	Coal Quality	6-6

7.0	EXPLORATION DATA			7-1
	7.1	Background		7-1
	7.2	Procedures		7-2
		7.2.1	Drilling	7-2
		7.2.2	Coal Quality Sampling	7-3
		7.2.3	Coal Washability Testing	7-5
		7.2.4	Other Exploration Methods	7-5
	7.3	Results		7-5
		7.3.1	Summary of Exploration	7-5
		7.3.2	Adequacy of Exploration	7-8
	7.4	Data Verification		7-8

8.0	SAMPLE PREPARATION, ANALYSIS, AND SECURITY			8-1

9.0	DATA VERIFICATION			9-1

10.0	MINERAL PROCESSING AND METALLURGICAL TESTING			10-1

11.0	COAL RESOURCE ESTIMATE			11-1
	11.1	Applicable Standards and Definitions		11-1
	11.2	Coal Resources		11-1
		11.2.1	Methodology	11-1
		11.2.2	Criteria	11-2

JOHN T. BOYD COMPANY

Page

		11.2.3	Classification	11-2
		11.2.4	Coal Resource Estimate	11-3
		11.2.5	Validation	11-3

12.0	COAL RESERVES ESTIMATE			12-1
	12.1	Applicable Standards and Definitions		12-1
	12.2	Coal Reserves		12-2
		12.2.1	Methodology	12-2
		12.2.2	Parameters and Assumptions	12-2
		12.2.3	Classification	12-3
		12.2.4	Coal Reserve Estimate	12-3
		12.2.5	Reconciliation with Previous Estimates	12-10

13.0	MINING OPERATIONS			13-1
	13.1	Mining Method Description		13-1
	13.2	Mine Equipment and Staffing		13-4
		13.2.1	Mine Equipment	13-4
		13.2.2	Staffing	13-5
	13.3	Mine Production		13-5
		13.3.1	Historical Mine Production	13-5
		13.3.2	Forecasted Production	13-6
		13.3.3	Mining Recovery and Dilution Factors	13-7
		13.3.4	Expected Mine Life	13-8
	13.4	Other Mining Considerations		13-8
		13.4.1	Mine Design	13-8
		13.4.2	Mining Risk	13-10

14.0	PROCESSING OPERATIONS			14-1
	14.1	Overview		14-1
	14.2	The Proposed Plant		14-1
	14.3	Itmann No.5 Refuse Facility		14-6
	14.4	Historical Operation		14-6
	14.5	Future Operations		14-6
	14.6	Conclusions		14-7

15.0	MINE INFRASTRUCTURE			15-1
	15.1	Mine Surface Facilities		15-1

16.0	MARKET STUDIES			16-1
	16.1	Product Specifications		16-1
	16.2	Coal Transportation Options		16-2
	16.3	Primary Markets		16-2
	16.4	Future Sales		16-5

JOHN T. BOYD COMPANY

TABLE  OF  CONTENTS - Continued

Page

17.0	PERMITTING AND COMPLIANCE			17-1
	17.1	Permitting		17-1
	17.2	Compliance		17-1
	17.3	Socio-Economic Impact		17-2

18.0	CAPITAL AND OPERATING COSTS			18-1
	18.1	Introduction		18-1
	18.2	Historical Operating Cost		18-2
	18.3	Historical Capital Expenditures		18-2
	18.4	Projected Five-Year Mine Plan		18-2
		18.4.1	Forecasted Production and Sales	18-3
		18.4.2	Forecasted Operating Costs	18-4
		18.4.3	Forecasted Capital Expenditures	18-5

19.0	ECONOMIC ANALYSIS			19-1
	19.1	Introduction		19-1
		19.1.1 Production Schedule		19-2
		19.1.2 Coal Pricing		19-2
		19.1.3 Cash Production Costs		19-3
		19.1.4 Capital Expenditures		19-3
	19.2	Pre-Tax Net Present Value Analysis		19-4

20.0	ADJACENT PROPERTIES			20-1

21.0	OTHER RELEVANT DATA AND INFORMATION			21-1

22.0	INTERPRETATION AND CONCLUSIONS			22-1
	22.1	Audit Findings		22-1
	22.2	Significant Risks and Uncertainties		22-1

23.0	RECOMMENDATIONS			23-1

24.0	REFERENCES			24-1

25.0	RELIANCE ON INFORMATION PROVIDED BY REGISTRANT			25-1

JOHN T. BOYD COMPANY

TABLE  OF  CONTENTS - Continued

Page

List of Tables
1.1	Coal Reserves Summary	1-4
1.2	Coal Reserves by Category	1-4
3.1	Summary of Coal Ownership	3-3
4.1	Monthly Average Climate Data, Beckley, West Virginia	4-1
7.1	Descriptive Statistics, Pocahontas No. 3 Seam Thickness	7-7
7.2	Descriptive Statistics, Pocahontas No. 3 Seam Coal Quality	7-7
7.3	Descriptive Statistics, Pocahontas No. 3 Seam Metallurgical Coal Properties	7-7
11.1	Coal Resource Classification Criteria	11-2
12.1	Estimated Coal Reserves as of 31 December 2021	12-6
12.2	Coal Reserves Summary	12-3
12.3	Coal Reserves Product Quality Summary	12-7
13.1	Summary of Production Unit Equipment	13-4
13.2	Historical Production Data Itmann No. 5 Mine	13-5
13.3	Life-of-Mine Plan Coal Quality Summary	13-7
16.1	Indicative Metallurgical Coal Quality	16-1
16.2	Ideal US Metallurgical Coal Quality Characteristics	16-3
18.1	Summary of Itmann No. 5 Mine Historical Capital Expenditure	18-2
18.2	Itmann No. 5 Mine Projected Saleable Production and Realization Estimates	18-3
19.1	Projected Itmann Saleable Production	19-2
19.2	Projected Average Itmann Sales Price	19-2
19.3	Projected Itmann Cash Operating Costs	19-3
19.4	Projected Itmann Capital Expenditures	19-3
19.5	Itmann Cumulative NPV by Timeframe	19-4
19.6	NPV Sensitivity Analysis	19-5

JOHN T. BOYD COMPANY

TABLE  OF  CONTENTS - Continued

Page

List of Figures
1.1	General Location Map	1-2
3.1	Map Showing General Layout and Mineral Control	3-2
6.1	Generalized Stratigraphic Chart, Southern West Virginia	6-2
6.2	Generalized Stratigraphic Section	6-3
6.3	Map Showing Pocahontas No. 3 Seam Isopachs	6-5
7.1	Map Showing Drill Hole Locations	7-6
12.1	Relationship Between Coal Resources and Coal Reserves	12-2
12.2	Map Showing Product Yield Isopleths, Pocahontas No.3 Seam	12-4
12.3	Map Showing Reserve Classification, Pocahontas No. 3 Seam	12-5
12.4	Map Showing Product Ash Isopleths, Pocahontas No. 3 Seam	12-8
12.5	Map Showing Product Sulfur Isopleths, Pocahontas No. 3 Seam	12-9
12.6	Reconciliation with Previous Coal Reserves Estimate	12-10
13.1	LOM Production Tons and Estimated Mining Yield	13-6
14.1	Map Showing Proposed Itmann No. 5 Coal Preparation Plant and Site Plan Layout	14-3
14.2	Generic Flowsheet, Dense Medium Cyclone/Spiral/Flotation, Itmann Coal Preparation Plant	14-4
14.3	Topographic Map Showing Existing and Future Permit Areas	14-5
18.1	Projected Cash Costs and Realizations	18-4

JOHN T. BOYD COMPANY

DISCLAIMERS AND QUALIFICATIONS

This report is intended for use by CONSOL subject to the terms and conditions of its professional services agreement with BOYD. The agreement permits CONSOL to file this report as a technical report summary with the U.S. Securities and Exchange Commission (SEC) pursuant to Subpart 1300 and Item 601(b)(96) of Regulation S-K. Except for the purposes legislated under US securities law, any other uses of or reliance on this report by any third party is at that party’s sole risk. The responsibility for this disclosure remains with CONSOL. The user of this document should ensure that this is the most recent disclosure of coal resources and coal reserves for the subject property as it is no longer valid if more recent estimates have been issued.

This report provides BOYD’s assessment of CONSOL’s coal resources and coal reserves. Our assessment was performed to obtain reasonable assurance that CONSOL's estimates of coal reserves and coal resources are free from material misstatement. We did not independently estimate coal resources or coal reserves as it was not required for the purposes of the assessment. The Economic Analysis and resulting NPV estimate in this report were made for the purposes of confirming the economic viability of the reported coal reserves and not for the purposes of valuing CONSOL or its assets. Internal Rate of Return (IRR) and project payback were not calculated, as there was no initial investment considered in the financial model.

The ability of CONSOL to recover all of the reported coal reserves is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and permits in a timely manner, future coal prices, etc. Unforeseen changes in regulations could also impact performance. Opinions presented in this report apply to the site conditions and features as they existed at the time of BOYD’s investigations and those reasonably foreseeable.

JOHN T. BOYD COMPANY
i

Cautionary Statements Regarding Forward-Looking Statements

Certain statements in this technical report summary are “forward-looking statements” within the meaning of the federal securities laws. Except for historical matters, the matters discussed in this technical report summary are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and CONSOL’s future production, revenues, income and capital spending. When the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions are used in this technical report summary, the statements which include those words are usually forward-looking statements. Any expectations with respect to the Itmann No. 5 Mine or any other strategy that involves risks or uncertainties are forward-looking statements. These forward-looking statements are based on current expectations and assumptions about future events. While BOYD considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond BOYD’s control. The forward-looking statements in this report speak only as of the date of this technical report summary and BOYD disclaims any intention or obligation to update publicly any forward-looking statements in this technical report summary, whether in response to new information, future events, or otherwise, except as required by applicable law.

JOHN T. BOYD COMPANY

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS

$	:	US dollar(s)

%	:	Percent or percentage

AFC	:	Armored Face Conveyor

As-Received Basis	:	Data or results are calculated to the moisture condition of the coal sample when it arrived at the testing facility.

ASTM	:	ASTM International (formerly American Society for Testing and Materials)

BOYD	:	John T. Boyd Company

Btu	:	British thermal unit. A unit of heat; it is defined as the amount of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

CAPP	:

Central Appalachian Basin. Coal producing region consisting of Eastern Kentucky, Virginia, Southern West Virginia, and the Tennessee counties of: Anderson, Campbell, Claiborne, Cumberland, Fentress, Morgan, Overton, Pickett, Putnam, Roane, and Scott.

CM	:	Continuous Miner

CPP	:	Coal Preparation Plant

Coal	:

Combustible sedimentary rock in which organic matter, including residual moisture comprises more than 50% by weight and more than 70% by volume of carbonaceous material formed from altered plant remains.

Coal Reserve	:

An estimate of tonnage and grade or quality of indicated and measured coal resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated coal resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

Coal Resource	:

A concentration or occurrence of coal of economic interest in or on the Earth's crust in such form, quality, and quantity that there are reasonable prospects for economic extraction. A coal resource is a reasonable estimate of mineralization, considering relevant factors such as cut-off grade, likely mining dimensions, location, or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

JOHN T. BOYD COMPANY

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

CONSOL	:	CONSOL Energy Inc. and its subsidiaries

CSR	:	Coke strength after reaction

CY	:	Cubic yards

DCF	:	Discounted Cash Flow

Dry Basis	:	Data or results are calculated to a theoretical base as if there were no moisture in the coal sample.

EIA	:	U.S. Energy Information Administration

FOB	:	Free-on-Board

FSI	:	Free Swelling Index

Indicated Coal Resource	:

That part of a coal resource for which quantity and quality are estimated based on adequate geological evidence and sampling. The level of geological certainty associated with an indicated coal resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated coal resource has a lower level of confidence than the level of confidence of a measured coal resource, an indicated coal resource may only be converted to a probable coal reserve.

Inferred Coal Resource	:

That part of a coal resource for which quantity and quality are estimated based on limited geological evidence and sampling. The level of geological uncertainty associated with an inferred coal resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred coal resource has the lowest level of geological confidence of all coal resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred coal resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a coal reserve.

IRR	:	Internal rate-of-return

ISO		International Organization for Standardization

lb	:	Pound

LOM	:	Life-of-Mine

LW	:	Longwall

JOHN T. BOYD COMPANY

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

Measured Coal Resource	:

That part of a coal resource for which quantity and quality are estimated based on conclusive geological evidence and sampling. The level of geological certainty associated with a measured coal resource is sufficient to allow a qualified person to apply modifying factors, as defined herein, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured coal resource has a higher level of confidence than the level of confidence of either an indicated coal resource or an inferred coal resource, a measured coal resource may be converted to a proven coal reserve or to a probable coal reserve

Mineral Reserve	:	See “Coal Reserve”

Mineral Resource	:	See “Coal Resource”

MM	:	Million

Modifying Factors

The factors that a qualified person must apply to indicated and measured coal resources and then evaluate to establish the economic viability of coal reserves. A qualified person must apply and evaluate modifying factors to convert measured and indicated coal resources to proven and probable coal reserves. These factors include, but are not restricted to: mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project.

MOP	:	Maintenance of Production

MSHA	:	Mine Safety and Health Administration. A division of the U.S. Department of Labor

NAPP	:	Northern Appalachian Basin. Coal producing region consisting of Maryland, Ohio, Pennsylvania, and Northern West Virginia

NAR	:	Net As Received

NS	:	Norfolk Southern Corporation. A rail-based freight transportation company.

NPV	:	Net Present Value

OSD	:	Out-of-Seam Dilution. Rock, impurities recovered from above and below the coal seam with the coal seam during the normal mining process

JOHN T. BOYD COMPANY

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

P3	:	Pocahontas No. 3 Seam

P7	:	Pocahontas No. 7 Seam

Probable Coal Reserve	:	The economically mineable part of an indicated and, in some cases, a measured coal resource.

Production Stage Property	:	A property with material extraction of coal reserves.

Proven Coal Reserve	:	The economically mineable part of a measured coal resource which can only result from conversion of a measured coal resource.

QP	:	Qualified Person

Qualified Person	:

An individual who is:

1.    A mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and

2.    An eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must:

a.    Be either:

i.     An organization recognized within the mining industry as a reputable professional association; or

ii.    A board authorized by U.S. federal, state, or foreign statute to regulate professionals in the mining, geoscience, or related field;

b.    Admit eligible members primarily based on their academic qualifications and experience;

c.    Establish and require compliance with professional standards of competence and ethics;

d.    Require or encourage continuing professional development;

e.    Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and

f.    Provide a public list of members in good standing.

ROM	:	Run-of-Mine. The as-mined material including coal, in-seam rock partings mired with the coal, and out-of-seam dilution.

SC	:	Shuttle Car

JOHN T. BOYD COMPANY

GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

SGF	:	Specific gravity float

SEC	:	U.S. Securities and Exchange Commission

S-K 1300	:	Subpart 1300 and Item 601(b)(96) of the U.S. Securities and Exchange Commission’s Regulation S-K

Ton	:	Short Ton. A unit of weight equal to 2,000 pounds

TPH	:	Tons per Hour

TPEH	:	Tons per Employee-Hour

JOHN T. BOYD COMPANY

1.0     EXECUTIVE  SUMMARY

1.1	Introduction

BOYD was retained by CONSOL to complete an independent technical assessment of coal resource and reserve estimates for the Itmann No. 5 Mine. BOYD’s findings as a result of the audit of the Itmann No. 5 Mine’s coal reserve and resource estimates are based on our detailed examination of the supporting geologic, technical, and economic information obtained from: (1) CONSOL files, (2) discussions with CONSOL personnel, (3) records on file with regulatory agencies, (4) public sources, and (5) nonconfidential BOYD files.

This technical report identifies and summarizes the results of our audit of the Itmann No.5 Mine coal reserves and independent assessment of the economic viability of extracts of the Itmann coal reserves over the life of the mine and satisfies the requirements for CONSOL's disclosure of coal reserves set forth in Subpart 1300 and Item 601(b)(96) of the SEC's Regulation S-K (S-K 1300). This is the first technical report summary for the Itmann No. 5 Mine. BOYD is a qualified person as defined in Regulation S-K 1300.

Weights and measurements are expressed in US customary units. Unless noted, the effective date of the information, including estimates of coal reserves, is December 31, 2021.

1.2	Property Description

The Itmann No. 5 Mine is an underground coal mining operation located in Wyoming County, West Virginia. Coal is extracted exclusively from the Pocahontas No. 3 (P3) Seam. CONSOL controls approximately 20,224 contiguous acres of mining rights, by ownership or lease, to the P3 Seam. The general location of this property (the “Itmann Property”) is provided in Figure 1.1, following this page.

JOHN T. BOYD COMPANY
1-1

Figure 1.1

1-2

Legend
Itmann Property
Major Railroad
Major Road
RAILROAD INDEX
Abbreviation Name
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
RJCV R.J. Corman RR Co. — West Virginia Line Inc.
BOONE
LOGAN
RALEIGH
FAYETTE
MINGO
WYOMING
MCDOWELL
MERCER
TAZEWELL
Mount Hope
Beckley
Itmann No. 5 Mine Property
Portal
Pineville
Itmann
Proposed Coal Preparation Plant Site
Welch
Princeton
Bluefield
Tazewell
Richlands
N
WV
VA
OHIO
IN
WEST VIRGINIA
KENTUCKY
Figure Area
VIRGINIA
TENNESSEE
NORTH CAROLINA
SCALE (Miles)
0 1 2 3 4 5 6
Q:\CAD_GROUP—jfg\2755.081\FIGURE 1.DWG

FIGURE 1.1

GENERAL LOCATION MAP

Showing

ITMANN NO. 5 MINE PROPERTY

POCAHONTAS NO. 3 SEAM

Wyoming County, West Virginia

Prepared For

CONSOL ENERGY INC.

John T. Boyd Company

February 2022

Scale 1" = 6 Miles

JOHN T. BOYD COMPANY
1-2

Extensive mining of the P3 Seam has been conducted to both the south and the east of the Itmann No. 5 Mine, both within and outside of the Itmann Property. The first Itmann mine was opened in 1916 by the Pocahontas Fuel Company. During the 1970s, the Itmann mine complex was CONSOL’s largest operation in the Central Appalachian Basin (CAPP); however, operations were ceased in 1986 due to increasing mining costs and decreasing metallurgical coal prices. On May 8, 2019, CONSOL announced that it had commenced development of the new Itmann No. 5 Mine.

1.3	Geology

The Itmann No. 5 Mine is situated in the Allegheny Plateau of the CAPP coal fields region. Near-surface geology of this area primarily consists of Pennsylvanian coal‑bearing strata. Coal seams mined in this region are generally classified as low‑to‑high‑volatile bituminous in rank, characterized by low-to-medium sulfur content and high heating value.

The P3 Seam is the only coal seam of significant economic interest controlled by CONSOL on the property. The P3 Seam occurs locally as one 36-in. to 54-in. thick bench of coal, containing between 6 in. to 12 in. of impurities in the form of numerous shales, bony laminated coals, or narrow sulfur bands within the seam. Thickness of the P3 throughout the Itmann No. 5 Mine area averages approximately 41 in. The P3 Seam is relatively flat-lying, typically dipping less than two degrees to the northwest. The P3 Seam outcrops at the southeastern portion of the Itmann Property and reaches a depth of greater than 1,400 ft in the northwestern extents of the property. There are no known major structural faulting or tectonic features present within the deposit.

The P3 Seam coal bed is characterized as a high-rank, low-volatile bituminous, low-ash, low-sulfur coal exhibiting premium coking qualities.

1.4	Exploration

In the region of the Itmann No. 5 Mine, the P3 Seam has been extensively explored and mined dating back to the 1880s. CONSOL provided lithological and coal quality data collected from 305 drill holes, totaling more than 144,000 ft of drilling, that have intercepted the P3 Seam.

BOYD’s audit indicates that in general: (1) CONSOL has performed extensive drilling and sampling work on the subject property, (2) the work completed has been done by competent personnel, and (3) the amount of data available combined with wide-spread knowledge of the P3 Seam, is sufficient to confirm the thickness, lateral extents, and quality characteristics of the P3 Seam within the Itmann No. 5 Mine reserve area.

JOHN T. BOYD COMPANY
1-3

1.5	Coal Reserves

CONSOL’s estimated underground mineable coal reserves for the Itmann No. 5 Mine total 20.5 million recoverable (clean) product tons remaining as of December 31, 2021. The coal reserves controlled by CONSOL are summarized in Table 1.1.

Table 1.1: Coal Reserves Summary
		Average Product Quality (Dry Basis)
		%				Heating	Free
Classification	Product Tons (thousands)	Total Moisture	Ash	Volatile Matter	Sulfur	Value (Btu/lb)	Swelling Index

Proven	9,912	7.00	7.5	18.1	0.96	14,387	7.8
Probable	10,596	7.00	7.7	19.2	1.03	14,348	7.8
Total	20,508	7.00	7.6	18.7	1.00	14,367	7.8

Table 1.2, below, provides a breakdown of the coal reserves by various categories.

Table 1.2: Coal Reserves by Category
	Product Tons (thousands)%

Control Type
Owned	1,850	9.0
Leased	18,658	91.0

Permit Status
Permitted	5,434	26.5
Not Permitted	15,074	73.5

There are no reportable coal resources excluding those converted to coal reserves for the Itmann No. 5 Mine.

JOHN T. BOYD COMPANY
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1.6	Operations
1.6.1	Mining

The Itmann No. 5 Mine extracts coal from the P3 Seam using room-and-pillar underground mining methods. CONSOL’s utilization of these techniques at the Itmann No. 5 Mine is well-supported by: (1) the dimensions and expected geologic conditions of the coal deposit, (2) the required production levels, (3) the successful application of similar mining methods within the region, and (4) CONSOL’s demonstrated history of commercial success with the technique.

At full production, the Itmann No. 5 Mine is forecasted to produce between 800,000 to 1.0 million product tons annually. In total, the life-of-mine (LOM) plan projects the Itmann No. 5 Mine will produce approximately 42.7 million tons of run-of-mine (ROM) coal (21.1 million1 saleable tons after processing) during the next 25 years. It is BOYD’s opinion that the production levels forecasted for the Itmann No. 5 Mine are reasonable, logical, and consistent with similar operations in the region.

1.6.2	Processing

CONSOL has initiated construction of a state-of-the-art coal preparation plant (CPP), which is scheduled to be completed in the second half of 2022. The processing complex (including the initial refuse disposal area) will be located approximately 2.5 miles from the underground mine portal entrance, at the site of the original Itmann CPP, which operated from 1950 to 1986 and washed coal from CONSOL’s previous Itmann mines.

The designed beneficiation process for the Itmann CPP utilizes technology proven by other operations within the CAPP over several decades. Straightforward when compared to many other coal processing techniques, the coal washing process is largely based on separating non-coal (rock) material from coal material by mechanically reducing the size of the feed and utilizing the materials’ different densities to gravitationally separate one from the other. Largely, the process only requires water, magnetite, and frothing agents.

1.6.3	Other Infrastructure

The Itmann No. 5 Mine is supported by several surface infrastructure facilities. Major surface infrastructure includes ancillary buildings, high-voltage power distribution stations, ROM coal conveyor belts, and underground access and ventilation structures. In terms of industry standards, the Itmann No. 5 Mine’s surface infrastructure is comparable to similar mining operations found within the CAPP.

Coal handling facilities for the proposed Itmann CPP will be comprised of a ROM truck dump, ROM coal storage area, clean coal storage area, and a rail loadout facility. Product coal from the proposed Itmann CPP will be transported to its customer base via the Norfolk Southern (NS) railroad.

1 The LOM plan includes approximately 600,000 saleable tons of adversely controlled coal. BOYD has assumed that all necessary rights and approvals will be obtained in advance of mining.

JOHN T. BOYD COMPANY
1-5

The proposed Itmann No. 5 refuse facility area (also known as the Joe’s Branch refuse area) will serve as the disposal location for coarse waste rock and dried, pressed fine coal refuse produced during the processing of ROM coal. Currently, the proposed Itmann No. 5 CPP and refuse site encompasses approximately 233.5 permitted and bonded acres (all approved).

1.7	Financial Analysis

1.7.1    Capital and Operating Cost Estimates

The Itmann No. 5 Mine is in its initial stages of development and full commercial production is scheduled to be reached in the second half of 2022. Based on the LOM plan, BOYD projects total cash operating costs within the range of $69 to $74 per saleable ton. The operating cash costs and resultant cash margins appear to align with expectations for similarly capitalized metallurgical coal room-and-pillar mining operations in the CAPP.

Capital expenditures (including capitalized development costs) from 2019 through 2021 totaled approximately $46.8 million. Total capital expenditures over the life of the operation are projected at nearly $180 million, including approximately $50 million for the CPP and related infrastructure. Relative to industry peers, the Itmann No. 5 Mine is at-or-above capitalization levels witnessed at comparable CAPP operations, reflecting CONSOL’s commitment to the project.

1.7.2	Economic Analysis

BOYD independently evaluated the economics of the Itmann No. 5 Mine over the forecasted life of the project. The results of our indicative economic analysis for Itmann No. 5 Mine over the 25-year period (2022 to 2046) shows a net present value (NPV) for the mining plan Base Case of over $197.4 million at a 12% discount rate. The coal sales price estimated over the life of the reserves averages $105.48 (ranging from $104.00 to $108.00). The cash flow estimates are positive even after performing independent sensitivity analyses of up to 10% variation in sales price. We conclude that the stated coal reserves are economically viable under reasonable market price expectations for the coal produced from the Itmann No. 5 Mine.

The NPV estimate was made for purposes of confirming the economic viability of the reported coal reserves and not for purposes of valuing the Itmann No.5 Mine operation and/or CONSOL or its assets. IRR and project payback were not calculated, as there was no initial investment considered in the financial model.

JOHN T. BOYD COMPANY
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1.8	Permitting Requirements

Numerous permits are required by federal and state law for underground mining, coal preparation and related facilities, and other incidental activities. CONSOL reports that necessary permits to support current operations are in place or pending approval. New permits or permit revisions may be necessary from time to time to facilitate future operations. Given sufficient time and planning, CONSOL should be able to secure new permits, as required, to maintain its planned operations within the context of the current regulations.

Permits generally require that CONSOL post a performance bond in an amount established by the regulatory program to: (1) provide assurance that any disturbance or liability created during mining operation is properly mitigated, and (2) assure that all regulatory requirements of the permit are fully satisfied. As of December 31, 2021, CONSOL held less than $1 million in surety bonds to cover its current obligations relating to mining and reclamation, mine subsidence, stream restoration, water loss, and dam safety. This level of bonding will increase as the mine becomes fully developed and the CPP facility is constructed and begins operation.

Periodic amendments to existing mining permits to add additional acreage (reserve tonnage) in order to sustain coal production is common practice. We are not aware of any issues which would impact or prevent the present “Not Permitted” reserves to be permitted as future mining needs dictate. We are also not aware of any prohibition against the proposed mining and processing activities.

1.9	Conclusions

It is BOYD’s overall conclusion that CONSOL’s estimates of coal reserves, as reported herein: (1) were prepared in conformance with accepted industry standards and practices, and (2) are reasonably and appropriately supported by technical evaluations, which consider all relevant modifying factors.

Given CONSOL’s mining history and commitment to the project, coupled with proven historical mining of the P3 Seam at the Itmann Nos.1, 2, & 3 Mines, residual uncertainty for this project is considered minor under the current and foreseeable operating environment. A general assessment of risk is presented in the relevant sections of this report.

It is BOYD’s opinion that extraction of the Itmann No.5 Mine's reported coal reserves is technically achievable and economically viable after the consideration of potentially material modifying factors. The ability of CONSOL, or any mine operator, to recover all of the reported coal reserves is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and permits in a timely manner, future coal prices, etc. Unforeseen changes in regulations could also impact performance.

JOHN T. BOYD COMPANY
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2.0     INTRODUCTION

2.1	Registrant and Purpose

CONSOL is a US-based mining company headquartered in Canonsburg, Pennsylvania. CONSOL’s common stock is listed on the New York Stock Exchange (NYSE:CEIX). CONSOL is actively engaged in the production of metallurgical coal from the Itmann No. 5 Mine. CONSOL also produces thermal and metallurgical coal from mines associated with its Pennsylvania Mining Complex. In addition, CONSOL controls considerable greenfield (i.e., undeveloped) thermal and metallurgical coal resources located in the major coal-producing basins of the eastern United States. The company also owns and operates the CONSOL Marine Terminal, which is in the Port of Baltimore, Maryland. Additional information regarding CONSOL can be found at www.consolenergy.com.

This technical report summary was prepared for CONSOL in support of their disclosure of coal resources and coal reserves for the Itmann No. 5 Mine.

2.2	Terms of Reference

CONSOL retained BOYD to complete an independent technical assessment of CONSOL’s internally‑prepared coal resource and coal reserve estimates and supporting information for the Itmann Property. CONSOL also retained BOYD to perform an independent assessment of the economic viability of the Itmann No. 5 Mine coal reserves for the life of the mine. Our objective was to review and evaluate the scientific and technical information on which CONSOL's calculation of its coal reserve and resource estimates are based and also an evaluation that that the extraction of the coal reserves is economically viable over the life of the Itmann No. 5 Mine.

The technical summary of our third-party assessment, presented in report form herein, was prepared in accordance with the disclosure requirements set forth in Subpart 1300 and Item 601(b)(96) of the SEC’s Regulation S-K. The purpose of this report is: (1) to summarize technical and scientific information for the subject mining properties, (2) to provide the conclusions of our technical audit, (3) to provide a statement of coal resources and/or coal reserves for the Itmann property, and (4) provide our conclusions of the economic viability of the Itmann No. 5 Mine coal reserves. This is the first technical report summary filed by CONSOL for the Itmann No. 5 Mine.

BOYD’s findings are based on our detailed examination of the supporting geologic and other scientific, technical, and economic information provided by CONSOL, as well as our assessment of the methodology and practices applied by CONSOL in formulating the estimates of coal resources and coal reserves disclosed in this report. We did not independently estimate coal resources or coal reserves from first principles as this was not required for the purposes of our audit.

JOHN T. BOYD COMPANY
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We used standard engineering and geoscience methods, or a combination of methods, that we considered to be appropriate and necessary to establish the conclusions set forth herein. As in all aspects of mining property evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

This report is intended for use by CONSOL subject to the terms and conditions of its professional services agreement with BOYD. We also consent to CONSOL filing this report as a technical report summary with the SEC pursuant to Subpart 1300 and Item 601(b)(96) of Regulation S-K.

2.3	Expert Qualifications

BOYD is an independent consulting firm specializing in mining-related engineering and financial consulting services. Since 1943, BOYD has completed over 4,000 projects in the United States and more than 60 other countries. Our full-time staff comprises experts in: geology and geological modeling; civil, environmental, geotechnical, and mining engineering; mineral economics; and valuation and market analysis. Our extensive experience in coal resources/reserve estimation and our knowledge of the subject coal properties, provides BOYD an informed basis on which to opine on the reasonableness of the estimates provided by CONSOL. An overview of BOYD can be found on our website at www.jtboyd.com.

The individuals primarily responsible for this audit and the preparation of this report are by virtue of their education, experience, and professional association considered qualified persons as defined in S-K 1300.

Neither BOYD nor its staff employed in the preparation of this report have any beneficial interest in CONSOL, and are not insiders, associates, or affiliates of CONSOL. The results of our audit were not dependent upon any prior agreements concerning the conclusions to be reached, nor were there any undisclosed understandings concerning any future business dealings between CONSOL and BOYD. This report was prepared in return for fees based upon agreed commercial rates, and the payment for our services was not contingent upon our opinions regarding the project or approval of our work by CONSOL and its representatives.

JOHN T. BOYD COMPANY
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2.4	Principal Sources of Information

Information used in this assignment was obtained from: (1) CONSOL files, (2) discussions with CONSOL personnel, (3) records on file with regulatory agencies, (4) public sources, and (5) nonconfidential BOYD files.

The following information was provided by CONSOL:

●	Year-end reserve statements and reports for 2020 and 2021.
●	Exploration records (e.g., drilling logs, lab sheets).
●	Geologic databases of lithology and coal quality.
●	Computerized geologic models.
●	Mapping data, with:
–	Mineral tenure boundaries.
–	Permit boundaries.
–	Limits of previous mining.
●	Mine plans, production schedules, and supporting documentation.
●	Historical information, including:
–	Production reports and reconciliation statements.
–	Financial statements.
–	Product sales and pricing.

Information from sources external to BOYD and/or CONSOL are referenced accordingly.

The data and work papers used in the preparation of this report are on file in our offices.

2.5	Personal Inspections

A personal inspection of the Itmann No. 5 Mine was made by one of BOYD’s senior mining engineers—a qualified person and co-author of this report—on May 3, 2021. The site visit included: (1) observation of the active underground workings, belt lines, and outby (mine entrance) areas; (2) a tour of the mine site’s surface infrastructure; and, (3) a tour of the proposed CPP, rail loadout, and refuse disposal areas. BOYD’s representative was accompanied by senior CONSOL management personnel who openly and cooperatively answered questions regarding, but not limited to: site geology, mining conditions and operations, equipment usage, labor relations, operating and capital costs, current and proposed coal washing operations, and coal marketing.

JOHN T. BOYD COMPANY
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2.6	Effective Date

The estimates of coal resources and coal reserves presented in this technical report summary are effective as of December 31, 2021. The report effective date is December 31, 2021.

2.7	Units of Measure

The US customary measurement system has been used throughout this report. Tons are short tons of 2,000 pounds-mass. Unless otherwise stated, all currency is expressed in constant 2021 US Dollars ($).

JOHN T. BOYD COMPANY
2-4

3.0     PROPERTY  DESCRIPTION

3.1	Property Location

CONSOL’s Itmann No. 5 Mine is an underground coal mining operation located on a contiguous block of coal rights controlled by CONSOL in Wyoming County, West Virginia. The town of Pineville is located at the southwestern corner of the Itmann property, while the towns of Mullens and Itmann are located east and southeast of the property, respectively. The property is approximately 50 miles south-southeast of Charleston. Twin Falls State Park overlies the northeastern portion of the current mine plan area, and the Guyandotte River forms the southern boundary of the subject property.

State Route 16, as well as the NS rail line, follow the Guyandotte River, running east‑west across the southern extent of the Itmann Property. A network of secondary state and local roadways provides access throughout the property.

Geographically, the Itmann No. 5 Mine portal is located at approximately 37° 35’ 23.65” N latitude and 81° 27’ 14.43” W longitude. The portal consists of a box cut that enters the P3 Seam from outcrop. The proposed CPP is to be located at the site of the former Itmann CPP, approximately 2.5 miles south of the portal. Figures 1.1 and 3.1 illustrate the location and general layout of the Itmann No. 5 Mine.

3.2	Property Control

The Itmann Property comprises 270 tracts totaling approximately 20,224 acres of mineral and/or surface rights controlled by CONSOL. Ownership of the surface rights and the mineral rights is often severed for the properties. CONSOL and its predecessors have acquired the necessary rights to support development and operations through purchase or lease agreements with various parties.

As it is outside the scope of our expertise, BOYD has not independently verified ownership of the Itmann property and the underlying property agreements. Ownership data including maps, deeds, lease agreements, and royalty rate furnished to us, have been accepted as being true and accurate for the purpose of this report.

JOHN T. BOYD COMPANY
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Figure 3.1

Q:\CAD_GROUP-jfg\2755.081\FIGURE 3-1.DWG

N
DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
Twin Falls State Park
Itmann No.5 Mine
Portal
Pineville
Mullens
Itmann
Proposed Coal Preparation Plant Site
GUYANDOTTE
RIVER
SLAB FK
PINNACLE
CK
NS/CSXT
NS
10
16
54
97
Legend
Pocahontas No.3 Seam Reserve Boundary
Mine Plan Area
Mineral Control
Surface Permit Area (Existing and Future)
Underground Mined Areas with 200' Barrier
Major Road
Major Railroad
RAILROAD INDEX
Abbreviation Name
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
SCALE (ft)
0 2000 4000 6000
FIGURE 3.1
MAP SHOWING
GENERAL LAYOUT AND MINERAL CONTROL
POCAHONTAS NO. 3 SEAM
ITMANN NO. 5 MINE
Wyoming County, West Virginia
Prepared For
CONSOL ENERGY INC.
John T. Boyd Company
February 2022
Scale 1" = 6,000'

3-2

JOHN T. BOYD COMPANY
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3.2.1	Coal Ownership

CONSOL controls mining rights for nearly all the P3 Seam coal within the Itmann property limits through mineral ownership and long-term lease agreements with the Pocahontas Land Corporation and the Georgia-Pacific Corporation. A summary of controlled acres and coal is shown in Table 3.1 below.

Table 3.1: Summary of Coal Ownership

	All Tracts		Tracts Covering Coal Reserves
	Acres	%	Acres	%

Owned	674	3.3	674	5.2

Leased from:
Pocahontas Land Corp.	16,363	79.5	9,765	74.9
Georgia-Pacific Corp.	3,187	15.5	2,247	17.2
Subtotal	19,550	95.0	12,012	92.1

Adverse/Currently Uncontrolled	350	1.7	350	2.7

Total	20,574	100.0	13,036	100.0

As shown, the majority (95%) of the acreage is held under coal leases with lengthy terms and are subject to industry standard royalties.

CONSOL does not currently hold coal ownership or lease rights for a few disjointed tracts located within the limits of the Itmann Property. It is generally reasonable to assume that these tracts can be acquired or leased, as required to continue mining operations, during the ordinary course of business. In the unexpected event that CONSOL is unable to acquire the rights to mine these currently adverse tracts, the mine plan can be revised to allow CONSOL to circumvent (mine around) any adverse tract which is not acquired. It is BOYD’s opinion that adverse coal control does not pose a material risk to the estimate of coal reserves reported herein.

3.2.2	Surface Ownership

CONSOL reports it controls adequate surface rights to sustain planned mining operations in the near-term. Additional surface property will likely be required during the life of the mine for the placement of additional infrastructure. It is generally reasonable to assume the required property can be acquired or leased in the ordinary course of business; as such, we do not believe there is any undue risk associated with surface ownership to the estimated reserves reported herein.

JOHN T. BOYD COMPANY
3-3

3.3	Regulation and Liabilities

Mining and related activities on the Itmann Property are regulated by both federal and state laws. The relevant federal laws include:

●	Clean Air Act of 1970/1977
●	Clean Air Act Amendments of 1990
●	Clean Water Act of 1977
●	Surface Mining Control and Reclamation Act of 1977
●	Resource Conservation and Recovery Act of 1976

In West Virginia, responsibility for enforcing these acts, with the aid of numerous state laws and legislative rules, lies with the state’s Department of Environmental Protection.

As mandated by these laws and regulations, numerous permits are required for underground mining, coal preparation and related facilities, and other incidental activities. CONSOL reports that necessary permits are in place or applied for to support current operations. New permits or permit revisions may be necessary from time to time to facilitate future operations. Given sufficient time and planning, CONSOL should be able to secure new permits, as required, to maintain its planned operations within the context of the current regulations.

Permits generally require that the permittee post a performance bond in an amount established by the regulator program to: (1) provide assurance that any disturbance or liability created during mining operation is properly mitigated; and (2) assure that all regulations requirements of the permit are fully satisfied. CONSOL reports holding under $1 million in surety bonds to cover its obligations relating to mining and reclamation, mine subsidence, stream restoration, water loss, and dam safety. This level of bonding will increase as the mine becomes fully developed and the CPP facility is constructed and begins operation.

Regular inspection of the mines and related facilities are conducted by the Mine Safety and Health Administration (MSHA) for health and safety compliance. On finding any violation of a health or safety standard, an inspector will issue a citation that specifies the standard violated and evaluates the gravity of the violation by several factors, including likelihood of injury. Any infraction that is reasonably likely to result in a serious injury or illness, or is caused by the operator's unwarrantable failure to comply with regulatory requirements, will carry additional fines and could result in temporary closure. Typically, the civil penalties for regular assessments are not considered material.

BOYD is not aware of any prohibition of mining and processing activities for the Itmann No. 5 Mine. However, the reported coal reserves may be materially impacted by: CONSOL’s failure to comply with permit conditions and rules; delays in obtaining required government or other regulatory approvals or permits; CONSOL’s inability to obtain such required approvals or permits; or changes in governmental regulations.

JOHN T. BOYD COMPANY
3-4

4.0     PHYSIOGRAPHY,  ACCESSIBILITY,  AND  INFRASTRUCTURE

4.1	Topography, Elevation, and Vegetation

The Itmann No. 5 Mine lies within the Appalachian Plateaus physiographic province of West Virginia. Terrain overlying the mine consists of steeply sloping hills, with approximately 1,000 ft of relief across the project area. Surface elevations range from 1,300 ft along the banks of the Guyandotte River near Pineville, to above 2,300 ft on some of the hilltops. Numerous streams traverse the surface of the property, which flow south to the Guyandotte River.

Land cover within the area consists predominantly of mixed forest and crop/pasture land interspersed with low-density (rural) residential areas.

4.2	Accessibility

The Itmann No. 5 Mine is located near several small rural towns in southern West Virginia. The region has a rather extensive coal mining history, with many large-scale operations having previously existed in the area, as well as a limited number of coal mines still operating today. The surrounding counties have a population of approximately 200,000 people, according to 2019 census estimates.

General access to the Itmann Property is via a well-developed network of primary and secondary roads serviced by state and local governments. These roads offer direct access to the mine and processing facilities and are generally open year-round. Primary vehicular access to the property is via State Route 10/16, which follows the north bank of the Guyandotte River. The NS railway runs along the south bank of the Guyandotte River.

4.3	Climate

Climate in the Itmann area is typical of southern West Virginia, with four distinct seasons: cold winters; hot and humid summers; and mild falls and springs. The average daily high temperatures are above freezing 12 months of year while the low temperatures drop below freezing 3 months of the year. Table 4.1 provides monthly average climate data collected from 2000 through 2021 in Beckley, West Virginia, which is located approximately 20 miles northeast of the Itmann No. 5 Mine.

Table 4.1: Monthly Average Climate Data, Beckley, WV

Average	Unit	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec

High Temp	°F	45	47	58	59	67	77	85	80	72	66	59	42
Low Temp	°F	30	29	39	38	49	58	65	63	55	47	38	27

Precipitation	inches	2.4	6.5	5.0	5.8	5.2	6.0	3.5	7.0	2.3	3.0	1.7	3.3
	days	14	20	20	20	17	20	9	16	13	12	10	11

Snowfall	inches	7.4	9.5	1.8	1.5	-	-	-	-	-	-	0.1	14.1
	days	7	8	2	1	-	-	-	-	-	-	1	7

Source: National Oceanic and Atmospheric Administration

JOHN T. BOYD COMPANY
4-1

In general, the operating season for the Itmann No. 5 Mine is year-round. The surrounding area, which contains steep terrain with relatively high relief, has been prone to occasional flash flooding during heavy rain events. These extreme weather conditions are relatively rare in occurrence; however, there is the possibly that mining operations could be impacted during times of unusually heavy precipitation.

4.4	Infrastructure Availability and Sources

Coal extracted from the Itmann No. 5 Mine is currently transported via belts to a surface stockpile, where it is loaded onto highway trucks and transported to a third-party CPP for beneficiation. Once CONSOL’s Itmann CPP is commissioned, the ROM coal will be trucked approximately two miles to this plant for beneficiation. In both cases, the cleaned coal is loaded onto railcars and transported on a Class 1 railroad operated by the NS to various end markets.

Several regional airports are located within 20 to 30 miles of the Itmann Property. Sources of electrical power, water, supplies, and materials are readily available. Electrical power is provided to the mines and facilities by regional utility companies. Water is supplied by public water services, surface impoundments, or water wells.

JOHN T. BOYD COMPANY
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5.0     HISTORY

5.1	Background

Extensive mining of the P3 Seam has been conducted to both the south and the east of the Itmann No. 5 Mine, both within and outside of the Itmann Property. The first Itmann mine was opened in 1916 by the Pocahontas Fuel Company. By 1954, the Itmann mine was the largest underground coal mine in West Virginia and 10th largest in the United States, extracting over two million tons of coal per year. In 1956, the Pittsburgh Consolidation Coal Company (now CONSOL) acquired the Pocahontas Fuel Company. During the 1970s, the Itmann mine complex was CONSOL’s largest operation in the CAPP, based on both annual production and number of employees. CONSOL ceased operating the Itmann mines in 1986 due to increasing mining costs and decreasing metallurgical coal prices.

In June 2019, CONSOL received a MSHA identification number for the Itmann No. 5 Mine and shortly after, began site development, including excavation of the box cut to access the P3 Seam. First coal production occurred in mid-2020 via a single CM section. CONSOL also received a MSHA identification number for the proposed Itmann No. 5 CPP in August 2020.

JOHN T. BOYD COMPANY
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6.0     GEOLOGICAL  SETTING,  MINERALIZATION,  AND  DEPOSIT

6.1	Regional Geology

CONSOL’s Itmann No. 5 Mine is located within the Appalachian Basin, an oblong sedimentary basin which extends from central Alabama to central New York State. The Appalachian Basin spans an area of about 185,000 square miles, with a length of around 1,075 miles, consisting of Paleozoic sedimentary rocks, dating from the Early Cambrian through the Early Permian periods.

The Appalachian Basin has informally been subdivided into three coal regions—the northern, central, and southern Appalachian Basin coal regions—based on characteristics of the sediments and the coals that are found there. The three coal regions contain both formal and informal coal fields. Physiographically, the Appalachian Basin is divided into four distinct provinces, which from east to west are: the Piedmont, the Blue Ridge, the Valley and Ridge, and the Appalachian Plateaus. CONSOL’s Itmann No. 5 Mine is located within the CAPP coal region of the Appalachian Plateaus province.

Regional structure of the Itmann Property is gently folded as a result of the nearby Pineville (west of the property) and Mullens (east of the property) Anticlines. The subject property is located between these two features, which trend generally in a north-northeast/south-southwest orientation. The steepest dipping strata are located along the western flank of the Mullins Anticline, near the Guyandotte River. Strata throughout most of the Itmann Property dip at less than two degrees, on average, towards the northwest.

Bedrock of the immediate area consists of Pennsylvanian Age Pottsville Group lithologies, characterized predominantly by sandstone beds with subordinate shale, mudstone, and coal intervals. There are over 30 regionally identified coal seams, with at least 20 of these coal seams having been mined to some degree in the past. Coals produced from this region are bituminous in rank, and are generally considered to be high-grade coals, whether they are being sold into the steam-coal or met-coal markets.

JOHN T. BOYD COMPANY
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6.2	Local Stratigraphy

Pennsylvanian Age sedimentary strata of the lower Pottsville Group comprise the majority of the stratigraphic units in and around the Itmann Property. More specifically, the overlying strata include bedrock and coal seams contained in the Pocahontas Formation and the New River Formation, in order of deposition.

The strata of the local Pennsylvanian system lithologies are predominantly clastic sandstones containing subordinate amounts of coals and shales. The Pennsylvania Age P3 Seam is in the lower portion of the Pocahontas Formation. The stratigraphic relationships between the nearby lithologies is presented in Figure 6.1.

A generalized stratigraphic section showing overlying coal seams within each formation is presented in Figure 6.2, following this page.

6.2.1	Pocahontas Formation

The Pocahontas Formation is characterized predominantly by sandstone sequences, containing varying amounts of shales, siltstones, and coal beds. The coal beds are appropriately named the Pocahontas Coals, ranging from the lower-most Pocahontas No.1 coal seam, through the upper-most Pocahontas No. 7 coal seam. Unconformities are present at both the bottom and top of the Pocahontas Formation, with overall thicknesses generally ranging from approximately 400 ft to 700 ft. Many of the Pocahontas coal seams have been, and continue to be, mined in and around the study area.

6.2.2	New River Formation

The New River Formation is comprised predominantly of sandstones with grey/dark-grey shale beds, siltstones, and coals. The major coal beds in the New River Formation range from the upper-most Pocahontas coal seams (No. 8 and No. 9), the Fire Creek, War Creek, Raleigh, Seaboard, and Sewell seams and their various splits and riders. In total, the New River Formation contains approximately 20 known coal beds. In the immediate study area, the thickness of the New River Formation increases from the northern portion of the state, reaching over 900 ft thick locally.

JOHN T. BOYD COMPANY
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Figure 6.2

6-3

Pennsylvanian System
Pottsville Group
New River Formation
Pocahontas Formation
Coal Seam
Sewell A
Sewell 1
Sewell 2
Sewell 3
Sewell 4
Lower Seaboard
Welch
Little Raleigh A
Little Raleigh
Upper War Creek
War Creek Rider
War Creek (Pocahontas No. 11 / Beckley)
Lower War Creek
Little War Creek
Fire Creek (Pocahontas No. 9)
Lower Fire Creek
Little Fire Creek C
Little Fire Creek B
Little Fire Creek A
Pocahontas No. 8
Pocahontas No. 7
Pocahontas No. 6
Pocahontas No. 4
Pocahontas No.3

FIGURE 6.2

GENERALIZED STRATIGRAPHIC SECTION
ITMANN NO. 5 MINE PROPERTY
CENTRAL APPALACHIA
Wyoming County, West Virginia

Prepared For
CONSOL ENERGY INC.

John T. Boyd Company | February 2022 No Scale

Q:\CAD_GROUP–jfg\2755.081\FIGURE 6–2.DWG

JOHN T. BOYD COMPANY
6-3

6.3	Coal Seam Geology

The P3 Seam is the only remaining coal seam of significant economic interest for CONSOL within the Itmann Property. Historically, the P3 Seam has been one of the most important coal seams of the CAPP coalfields, due to its thickness and metallurgical properties.

6.3.1	Lithology

The P3 Seam occurs locally as one 36-in. to 54-in. thick bench of coal, containing between 6 in. to 12 in. of impurities in the form of numerous shales, bony laminated coals, or narrow sulfur bands within the seam. Thickness of the P3 Seam throughout the Itmann No. 5 Mine area averages approximately 41 in. Figure 6.3, following this page, is a map showing P3 Seam thickness isopachs for the Itmann Property.

The stratigraphic position of the P3 Seam is well marked by a massive sandstone that overlies the coal bed in most locations. Available source data indicate the immediate roof material consists of a sandy shale (7 ft to 10 ft thick) containing interbedded sandstone, with the massive sandstone marker bed (120 ft thick) lying directly above the immediate roof. Floor material is generally a sandy shale interval, which should provide competent floor conditions.

Although available drill hole data do not specifically indicate the presence of sandstone channelization within the Itmann Property, channelization with some degree of seam scouring has been encountered in nearby P3 Seam mines in the past and are likely to be encountered periodically during mining operations at the Itmann No. 5 Mine.

6.3.2	Structure

The P3 Seam coal bed outcrops at the southeastern portion of the Itmann Property, near the Guyandotte River, in the area where the mine portal box cut is located. Maximum depth of cover reaches over 1,400 ft in the northwestern portion of the property, as the seam generally dips towards the northwest, at less than two degrees on average. There are not any major structural faulting or tectonic features known to occur within the deposit.

Small-displacement faults and compaction-related faults may be present but are not expected to materially affect mining operations.

JOHN T. BOYD COMPANY
6-4

Figure 6.3

Q:\CAD_GROUP-jfg\2755.081\FIGURE 6-3.DWG
N
DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
Twin Falls State Park
Itmann No.5 Mine
Portal
Mullens
Itmann
Pineville
Proposed Coal Preparation Plant Site
GUYANDOTTE RIVER
SLAB FK
PINNACLE CK
NS/CSXT
NS
10
16
54
97
Legend
Pocahontas No.3 Seam Thickness (ft)
< 3.0
3.0 - 4.0
> 4.0
Mine Plan / Reserve Boundary
Mineral Control
Underground Mined Areas with 200' Barrier
Major Road
Major Railroad
RAILROAD INDEX
Abbreviation Name
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
SCALE (ft)
0 2000 4000 6000
FIGURE 6.3
MAP SHOWING
POCAHONTAS NO. 3 SEAM ISOPACHS
ITMANN NO. 5 MINE
Wyoming County, West Virginia
Prepared For
CONSOL ENERGY INC.
John T. Boyd Company
February 2022
Scale 1" = 6,000'

6-5

JOHN T. BOYD COMPANY
6-5

The structural setting for the deposit is generally considered to be simple in terms of geological complexity, as thickness and structure are relatively consistent as indicated by drilling data.

6.3.3	Coal Quality

Overall, the washed P3 Seam coal product is marketed as a low-volatile bituminous rank, low-ash, low-sulfur coal, exhibiting premium coking qualities. Average sulfur content (on a dry basis) is typically around 1.0%, with volatile matter averaging around 19%, well below the typical upper limit (21% - 23%) for low-volatile coals. Due to the long-standing history of mining the P3 Seam, its general quality characteristics and mining conditions are well‑understood.

JOHN T. BOYD COMPANY
6-6

7.0     EXPLORATION  DATA

7.1	Background

The P3 Seam coal has an extensive exploration and mining history in the CAPP region, not only by CONSOL with their previous Itmann P3 Seam coal mines, but also with myriad other coal mining companies that successfully ran operations in this region in the past. The history of P3 Seam mining dates back to the 1880s when the Norfolk & Western Railway completed a rail line to Pocahontas, Virginia, and subsequently began leasing mineral rights under their subsidiary Pocahontas Land Corporation to various coal companies.

Records from exploration drilling completed on the Itmann Property comprise the primary data used in the evaluation of the coal resources. The results of 305 drill holes—totaling approximately 144,000 ft of drilling—spread across the Itmann Property were provided in a database. Maps illustrating the extents of the P3 Seam along with electronic copies of original drilling and sampling logs and coal quality testing were provided for our review.

CONSOL provided written field and exploration guidelines which outline their standard exploration and sampling methodologies. These guidelines were compiled by personnel from various company-wide exploration departments in the 1980s, and are very thorough in regards to how CONSOL wanted drilling and sampling to be conducted. Topics covered standard procedures ranging from site safety and mapping, including how to: select proper drilling equipment, record accurate and detailed geological logs, perform coal sampling, supervise geophysical logging, and plug drill holes once work was complete. CONSOL’s provided exploration standards highlight their focus on obtaining consistent and accurate data from the various exploration campaigns they completed.

Due to many company-wide restructurings, closures of various mining operations, and reorganization of departments as CONSOL evolved as a company over its many years in existence, many specific drilling campaign reports, which would provide detailed information on the drilling and sampling methodologies utilized from year to year were placed into archival storage and were not provided for our review. While this limits the ability to provide a completely transparent and detailed overview of the work completed in developing the Itmann Property, CONSOL has also demonstrated that they have been very thorough in exploring and sampling, and have been successful in economically mining coal from the P3 Seam in this region.

JOHN T. BOYD COMPANY
7-1

7.2	Procedures
7.2.1	Drilling

Drill holes on the subject property were completed primarily by continuous core drilling methods, or a combination of continuous core drilling and air rotary drilling methods, with geophysical logs being run on most core holes.

CONSOL geologists were able to summarize the standard types of equipment and procedures they generally utilized in exploration work completed on the property. This information, combined with information BOYD was able to gather from our review of drilling records are as follows:

●	Frequently used drilling equipment that is utilized during exploration, depending on the goal of a specific drilling and sampling program, consists generally of one or both of:
–	Continuous NQ-sized (1.988 in. diameter) diamond core rigs.
–	Air rotary with either 4-in. or 6-in. diameter barrels.

●

Presently, core logging activities are completed in the field. Cored intervals are photographed, with special attention paid to the coal interval. Cored coal seam is initially photographed in its entirety, and then again on 1-ft intervals from top to bottom to provide a detailed record of the coal core prior to sampling.

●

Coal roof rock (approximately 30 ft) and floor rock (up to 5 ft) are photographed and then boxed for archival purposes. Drilling campaigns from 2018 on have archival cores stored at CONSOL Headquarters, in Canonsburg, Pennsylvania. Historically, CONSOL maintained regionally located core repositories; however, these locations have been closed, and all core prior to 2018 have been disposed of.

●

Geophysical logging on drill holes became standard starting in the mid-to-late 1970s. Prior to this time, geophysical logs were located for some drill holes; however, they were much less frequently noted in the provided drill hole data files. CONSOL has noted that geophysical logging is currently completed on all holes drilled.

Due to the previous knowledge of the P3 Seam in and around the Itmann area, and the extent of historic exploration work, any recent drilling is generally for infilling areas with lower geologic assurance. In such instances, nearby drill hole records are referenced prior to commencing any new drill holes, to show the anticipated depth to the coal horizons.

JOHN T. BOYD COMPANY
7-2

Geophysical logs obtained from newly drilled holes are correlated by CONSOL geologists by aligning known “marker beds”, and then checking coal seam depths, elevations, and thicknesses to ensure seam continuity. These data are formatted and then imported into CONSOL’s geologic modeling and mine production forecasting programs.

BOYD’s review of the observed methodologies and procedures indicate the data obtained and utilized by CONSOL for the Itmann project area were carefully and professionally collected, prepared, and documented, conforming with general industry standards, and are appropriate for use of evaluating and estimating coal resources and reserves.

7.2.2	Coal Quality Sampling

Coal quality testing for the P3 Seam was performed on over 60% of the drill holes completed on the property. Additional drilling and testing have been completed outside of the study area, at CONSOL’s previous operations. However, these data would not influence quality of the Itmann No. 5 Mine, and were not reviewed as part of this study.

The relatively dense core drilling coverage, combined with channel samples taken from underground development areas, provides a thorough understanding of the various potential coal products that could be mined from the Itmann Property.

All coal intercepts during recent exploration programs were geologically logged, photographed, and sampled in the field by CONSOL geologists. Explicit instructions are given to drilling teams to keep any cored coal intervals inside of core barrels until a CONSOL geologist is on-site to observe and record characteristics of the coal interval.

Sampling methodologies consist of first pushing the cored intervals of coal out of the core barrel, directly into a clean single-row wooden core box. Prior to removing coal core from the drilling barrel, the core box is lined with durable plastic sheeting, which helps retain moisture content and minimize coal core oxidation. Once the coal core is fully extruded from the core barrel, it is then inspected, photographed, and logged by the on‑site geologist, and cardboard inserts are installed in the wooden core box to maintain coal core integrity.

JOHN T. BOYD COMPANY
7-3

Upon completing detailed recording (geologic logging and photographing) of the coal interval, coal cores are split into the desired intervals to be analyzed (i.e., entire seam, main bench, roof coal, etc.) and bagged. An order sheet is placed inside the sample bag, which specifies drill hole information, split information, and testing to be completed on the bagged sample. Sample bags are then zip tied closed, labeled, and then double bagged to eliminate incidental core loss due to potential damage during transportation to the testing lab. It is important to note that CONSOL has various internal departments that may request exploration and sampling work be conducted, and the requesting department is given priority as to how the coal intercept is split, and as to the types of coal analyses that are run.

CONSOL maintains all control of coal core samples, up to the point that samples are handed over to the lab performing testing. Once logging and sampling is complete, the sampled coal core intervals are transported to CONSOL headquarters by exploration personnel, at which time they are handed over to CONSOL’s quality control department. The quality control department arranges pick up by the selected lab that will perform the required analyses. Currently, CONSOL contracts standard coal washability analyses of the coal core independent laboratory (Geochemical Testing in Somerset, Pennsylvania). Any required petrographic analyses of the coal core are performed by another independent laboratory (Coaltech Petrographic Associates, Inc. in Murrysville, Pennsylvania). Standard washability analyses performed include moisture content (total and air dried at 60-mesh), full proximate, and specific gravity. Petrographic analyses consist of determining the coals rank and type in order to evaluate its ability to produce coke. In either situation, the lab manager signs off on the return analysis sheet, indicating that testing results are accurate and that the sample provided was sufficient for testing purposes.

Past programs utilized various accredited coal testing laboratories, again depending on what testing needed to be completed on the coal core at a given time. All analytical work was conducted to International Organization for Standardization (ISO) or ASTM International (ASTM) standards, and various available laboratory sample sheets were provided for review with drilling log data.

Available testing sheets were reviewed by BOYD during our drill hole data audit, and our review of the field and sampling procedures noted above showed that the general description and sampling work were conducted to appropriate standards. Based on the stated standards and laboratory used, BOYD considers the sample preparation and analytical procedures were adequate for the coal quality results for inclusion in geological modelling and coal resource estimation.

JOHN T. BOYD COMPANY
7-4

7.2.3	Coal Washability Testing

Analysis of the Itmann No. 5 Mine’s P3 Seam drill core samples consisted of conducting coal washability tests (proximate analysis) at various specific gravities, generally ranging from 1.40 FL through 1.60 FL. Estimated P3 coal reserves for the Itmann No. 5 Mine are currently reported using a 1.50 FL analysis.  Proximate analysis test results were completed on 150 drill core samples, which were used in estimating general P3 Seam reserve quantity and quality, while samples from 18 holes where analyzed for metallurgical coal properties (e.g., petrographics, fluidity, etc.).

Lab testing of the cored coal seam intervals was generally conducted by performing two analyses on a coal seam core sample: (1) a full seam analysis of the P3 Seam (including coal and all partings together), and (2) individual analyses performed on each individual coal and parting split encountered during drilling. This method provides additional information to be able to assess the ability to target thinner benches and maximize quality intervals of the P3 Seam. However, the remaining P3 Seam at Itmann will be mined by taking full seam cuts due to the minimum 3-ft seam thickness required for economic mining.

Although it was noted that CONSOL generally does not perform any randomized sample verification in order to conduct quality control testing of individual coal analyses, the generally low variation of quality results over the Itmann project area lends itself as somewhat of a check that resulting analyses are in-line with anticipated product coal quality.

7.2.4	Other Exploration Methods

There were no other methods of exploration (such as airborne or ground geophysical surveys) reported to have been completed within the project area.

7.3	Results
7.3.1	Summary of Exploration

A total of 305 drill holes and in-mine sample locations are distributed across the Itmann Property. Of these, 176 drill holes and in-mine samples are located in or very near the proposed limits of the Itmann No. 5 Mine. A total of 111 of these drill holes were sampled and analyzed for coal seam quality, with 18 petrographic analyses being performed. The distribution of these drill holes is shown on Figure 7.1, following this page. Lithologic and coal quality data from these holes only were used for geologic modeling and coal resource assessment of the property.

JOHN T. BOYD COMPANY
7-5

Figure 7.1

7-6

Q:\CAD_GROUP–jfg\2755.081\FIGURE 7–1.DWG

DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
N
Twin Falls State Park
Itmann No.5 Mine
Portal
Mullens
Itmann
Pineville
Proposed Coal Preparation Plant Site
GUYANDOTTE
RIVER
SLAB FK
PINNACLE
CK
NS/CSXT
NS
10
16
54
97
Legend
Mine Plan / Reserve Boundary
Mineral Control
Drill Hole Location
Drill Hole Location with Quality Data
Drill Hole Location with Quality and Petrographic Data
Underground Mined Areas with 200' Barrier
Major Road
Major Railroad
RAILROAD INDEX
Abbreviation Name
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
SCALE (ft)
0 2000 4000 6000
FIGURE 7.1
MAP SHOWING
DRILL HOLE LOCATIONS
POCAHONTAS NO. 3 SEAM
ITMANN NO. 5 MINE
Wyoming County, West Virginia
Prepared For
CONSOL ENERGY INC.
John T. Boyd Company
February 2022
Scale 1" = 6,000'

JOHN T. BOYD COMPANY
7-6

General descriptive statistics for the P3 Seam are provided in Table 7.1. Our analysis of drilling data indicates that the P3 Seam begins to thin towards the northern portion of the property. The CONSOL underground mine plan has been developed to avoid areas containing less than a 3-ft minimum P3 Seam thickness.

Table 7.1: Descriptive Statistics, Pocahontas No. 3 Seam Thickness

	Interval Thickness (feet)
	Coal	Parting	Seam
Mean	3.12	0.37	3.46
Minimum	1.86	0.00	2.45
Maximum	4.60	1.42	4.60
Standard Deviation	0.68	0.35	0.63
Coefficient of Variance	0.03	0.02	0.03

The results of the coal quality analyses from 111 drill holes are summarized in Table 7.2.

Table 7.2: Descriptive Statistics, Pocahontas No. 3 Seam Coal Quality

					Standard	Coefficient
	Units	Mean	Minimum	Maximum	Deviation	of Variance
Apparent Specific Gravity	g/cc	1.69	1.41	2.25	0.16	0.00

Raw Coal Quality
Ash	%	42.49	24.42	60.54	7.31	0.07
Sulfur	%	0.86	0.51	1.80	0.21	0.00
Heating Value	btu/lb	8,155	5,135	10,893	1,075	9.69
Volatile Matter	%	13.17	10.14	15.32	0.97	0.01

Clean Coal Quality (1.50 Float)
Yield	%	48.79	11.07	76.88	13.26	0.12
Ash	%	6.81	4.60	10.84	1.65	0.02
Sulfur	%	0.97	0.77	1.43	0.10	0.00
Heating Value	btu/lb	14,408	13,939	14,688	118	1.06
Volatile Matter	%	18.99	17.17	20.49	0.6	0.01

The results of petrographic analyses from 18 sampled drilled holes are summarized in Table 7.3.

Table 7.3: Descriptive Statistics, Pocahontas No. 3 Seam Metallurgical Coal Properties

					Standard	Coefficient
	Units	Mean	Minimum	Maximum	Deviation	of Variance
Max Fluidity	ddpm	275	33	825	267	0.97
Reflectance	vrf	1.56	1.49	1.64	0.05	0.03
Coke Stability		56	53	60	1.47	0.03

JOHN T. BOYD COMPANY
7-7

7.3.2	Adequacy of Exploration

BOYD’s review indicates that in general: (1) CONSOL has performed extensive drilling and sampling work on the subject property, (2) the work completed has been done so by competent personnel, and (3) the amount of data available combined with wide-spread knowledge of the P3 Seam, is sufficient to confirm seam uniformity and continuity throughout the Itmann Property deposit.

7.4	Data Verification

For purposes of this report, BOYD did not verify historic drill hole data by conducting independent drilling in areas already explored. It is customary in preparing coal resource and reserve estimates to accept basic drilling and coal quality data as provided by the client subject to the reported results being judged representative and reasonable.

BOYD’s efforts to judge the appropriateness and reasonability of the source exploration data included reviewing a representative sample of drilling logs and coal quality test results for holes located in unmined portions of the Itmann Property. These records were compared with their corresponding database records for transcription errors; of which none were found. Lithologic and coal quality data points were compared via visual and statistical inspection with geologic mapping and cross-sections.

JOHN T. BOYD COMPANY
7-8

8.0     SAMPLE  PREPARATION,  ANALYSIS,  AND  SECURITY

The reader is referred to Sections 7.2 and 7.3 of this report for details regarding sample preparation, analysis, and security.

JOHN T. BOYD COMPANY
8-1

9.0     DATA  VERIFICATION

The reader is referred to Section 7.4 of this report for details regarding data verification.

JOHN T. BOYD COMPANY
9-1

10.0   MINERAL  PROCESSING  AND  METALLURGICAL  TESTING

Information regarding coal washability testing is provided in Chapter 7.

JOHN T. BOYD COMPANY
10-1

11.0   COAL  RESOURCE  ESTIMATE

11.1	Applicable Standards and Definitions

Unless noted, coal resource and coal reserve estimates disclosed herein are done so in accordance with the standards and definitions provided by S-K 1300. It should be noted that BOYD considers the terms “mineral” and “coal” to be generally interchangeable within the relevant sections of S-K 1300.

Estimates of coal resources and reserves are always subject to a degree of uncertainty. The level of confidence that can be applied to a particular estimate is a function of, among other things: the amount, quality, and completeness of exploration data; the geological complexity of the deposit; and economic, legal, social, and environmental factors associated with mining the resource/reserve. By assignment, BOYD used the definitions provided in S-K 1300 to describe the degree of uncertainty associated with the estimates reported herein.

The definition of mineral (coal) resource provided by S-K 1300 is:

Mineral resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

Estimates of coal resources are subdivided to reflect different levels of geological confidence into measured (highest geologic assurance), indicated, and inferred (lowest geologic assurance)

11.2	Coal Resources
11.2.1	Methodology

Based on provided information, CONSOL’s coal resources (and coal reserves) estimation and modeling techniques consist of:

1.	Interpreted and correlated coal seam intercepts are compiled and validated. Seam thickness is aggregated and coal qualities are composited, based on assumed mining methods, for each data point.

JOHN T. BOYD COMPANY
11-1

2.	Resource classification regions are derived from the data points.

3.	ROM coal thickness and coal qualities for each data point are derived from the application of dilution parameters.

4.	Clean product qualities for each data point are derived for coal washability analysis and plant efficiency factors.

5.	The approved LOM design is subdivided into small mining blocks and sequenced using CONSOL’s proprietary mine planning software.

6.

In-place, ROM, and clean product estimates of coal volume and qualities for each mining block are estimated within the mine planning software by inverse distance interpolation of the data points developed in Steps 1 and 2.

7.	The mining blocks (and associated volumetric data) are further subdivided by resource classification and property tract polygons.

8.	Relevant regional and periodic summaries are prepared within CONSOL’s software to support planning and coal resource/reserve reporting.

11.2.2	Criteria

Development of the coal resource estimate for the Itmann No. 5 Mine assumes mining using standard underground development and CM mining methods and equipment, which have been utilized in four other operations by CONSOL in the Itmann area in the past.

A minimum seam thickness of 3 ft was used to limit the coal resources. There were not any other cut-offs applied.

11.2.3	Classification

Geologic assuredness is established by the availability of both structural (thickness and elevation) and quality information for the P3 Seam. Classification is generally based on the concentration or spacing of exploration data, which can be used to demonstrate the geologic continuity of the deposit. Table 11.1 provides the general criteria employed in the classification of the coal resources.

Table 11.1: Coal Resource Classification Criteria

Classification	Data Point Spacing
(Geologic Confidence)	Feet			Miles

Measured	0	–	2,640	0	–	0.50
Indicated	2,640	–	7,920	0.50	–	1.50
Inferred	7,920	–	15,840	1.50	–	3.00

JOHN T. BOYD COMPANY
11-2

Extrapolation or projection of resources in any category beyond any data point does not exceed half the point spacing distance.

BOYD reviewed the classification criteria employed by CONSOL with regards to data density, data quality, geological continuity and/or complexity, and estimation quality. The P3 Seam is well-known and of relatively low complexity. We believe these criteria appropriately reflect the interpreted geology and the estimation constraints of the deposit. Coal resources in the Itmann area are well-defined throughout nearly all areas of the mine plan. Observed drill hole spacing averages approximately 1,000 ft and generally ranges between 500 ft and 2,000 ft over most of the mine plan area. Drilling in the northwestern portion of the mine plan area is less dense, generally ranging between 2,000 ft and 5,000 ft; however, this drill hole spacing is still adequate to classify this portion of the mine plan area into Proven and Probable Reserves.

11.2.4	Coal Resource Estimate

There are no reportable coal resources excluding those converted to coal reserves for the Itmann No. 5 Mine. Quantities of coal controlled by CONSOL within the defined boundaries of Itmann which are not reported as coal reserves are not considered to have potential economic viability; as such, they are not reportable as coal resources.

11.2.5	Validation

BOYD independently estimated coal resources and reserves for portions of CONSOL’s mine plan representing approximately 10 years of various types of mining under full‑capacity conditions and other current operating assumptions. Our analysis utilized industry-standard grid modeling and estimation techniques and resulted in no material differences with estimates provided by CONSOL.

Based on our review of CONSOL’s well-documented geologic modeling and estimation techniques and the results of our data validation efforts (described earlier), we are of the opinion that CONSOL’s resource estimation procedures are reasonable and appropriate.

JOHN T. BOYD COMPANY
11-3

12.0   COAL  RESERVES  ESTIMATE

12.1	Applicable Standards and Definitions

Unless noted, coal resource and coal reserve estimates disclosed herein are done so in accordance with the standards and definitions provided by S-K 1300. It should be noted that BOYD considers the terms “mineral” and “coal” to be generally interchangeable within the relevant sections of S-K 1300.

Estimates of coal resources and reserves are always subject to a degree of uncertainty. The level of confidence that can be applied to a particular estimate is a function of, among other things: the amount, quality, and completeness of exploration data; the geological complexity of the deposit; and economic, legal, social, and environmental factors associated with mining the resource/reserve. By assignment, BOYD used the definitions provided in S-K 1300 to describe the degree of uncertainty associated with the estimates reported herein.

The definition of mineral (coal) reserve provided by S-K 1300 is:

Mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

Estimates of coal reserves are subdivided to reflect geologic confidence, and potential uncertainties in the modifying factors, into proven (highest assurance) and probable.

JOHN T. BOYD COMPANY
12-1

Figure 12.1 shows the relationship between coal resources and coal reserves.

In this report, the term “coal reserves” represents the tonnage and coal quality that will be available for sale after beneficiation of the ROM coal.

12.2	Coal Reserves
12.2.1	Methodology

The coal reserve estimates have been prepared using generally accepted industry methodology to provide reasonable assurance that the coal reserves are economic and recoverable as of the date of estimation.

12.2.2	Parameters and Assumptions

The underground mining operation uses conventional CM room-and-pillar mining methods. The underground mine plans address anticipated geologic, geotechnical, and hydrogeologic conditions. Mining and processing parameters are revised periodically, to assure that the conversion of in-place coal to saleable product are: (1) in reasonable conformity with present and recent historical operational performance; and (2) reflective of expected mining and processing operations.

JOHN T. BOYD COMPANY
12-2

Expected mining recovery is dependent on numerous factors associated with CM mining and ranges from 17% to over 52% in the proposed mine plan. The estimated average mining recovery for the Itmann No. 5 Mine is 48.7% and is considered reasonable.

Clean coal estimates are based on washability data, adjusted to reflect practical yields achieved by the preparation plant. The preparation plant efficiency used in the estimation of coal reserves is 95%. The average product yield for the coal reserves is 49.5% at an as-received product moisture of 7.0%. Figure 12.2 depicts the estimated product yield for the P3 Seam across the Itmann Property.

12.2.3	Classification

Proven and probable coal reserves are derived from measured and indicated coal resources, respectively, in accordance with S-K 1300.  BOYD is satisfied that the stated coal reserve classification reflects the outcome of technical and economic studies. Figure 12.3 illustrates the reserve classification of the P3 Seam within the Itmann No. 5 Mine property.

12.2.4	Coal Reserve Estimate

CONSOL’s estimated underground mineable coal reserves for the Itmann No. 5 Mine total 20.5 million recoverable (clean) product tons remaining as of December 31, 2021.  The coal reserves reported in Table 12.1, following this text, are based on the approved LOM plan which, in BOYD’s opinion, is technically achievable and economically viable after the consideration of all material modifying factors.

Coal reserves for the Itmann No. 5 Mine are summarized in Table 12.2.

Table 12.2: Coal Reserves Summary

	Product Tons (thousands) by Classification
Mine	Proven	Probable	Total

Itmann No. 5	9,912	10,596	20,508

The reported reserves include only coal which is reportedly leased or owned as of December 31, 2021. CONSOL controls leases for approximately 18.7 million product tons, or 91% of the coal reserves.

At the time of reporting, approximately 5.4 million product tons (approximately 27% of the reported reserves) are permitted for mining by appropriate federal and state regulatory authorities. The remaining 15.1 million product tons are not permitted; however, it is expected that all necessary permits to recover the remaining coal will be obtained in advance of mining.

JOHN T. BOYD COMPANY
12-3

Figure 12.2

12-4

Q:\CAD_GROUP-jfg\2755.081\FIGURE 12-2.DWG

N
DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
Twin Falls State Park
SLAB FK
10
97
54
NS
Itmann No.5 Mine
Portal
Mullens
Pineville
GUYANDOTTE
RIVER
16
10
16
Itmann
16
NS/CSXT
NS/CSXT
97
Proposed Coal Preparation Plant Site
PINNACLE
CK
Legend
Pocahontas No.3 Seam 1.50 Float Yield (%)
< 40
40 - 50
> 50
Mine Plan / Reserve Boundary
Mineral Control
Underground Mined Areas with 200' Barrier
Major Road
Major Railroad
RAILROAD INDEX
Abbreviation
Name
CSXT
CSX Transportation, Inc.
NS
Norfolk Southern Corp.
SCALE (ft)
0
2000
4000
6000
FIGURE 12.2
MAP SHOWING
PRODUCT YIELD ISOPLETHS
POCAHONTAS NO. 3 SEAM
ITMANN NO. 5 MINE
Wyoming County, West Virginia
Prepared For
CONSOL ENERGY INC.
John T. Boyd Company
February 2022
Scale 1" = 6,000'

JOHN T. BOYD COMPANY
12-4

Figure 12.3

12-5

Q:\CAD_GROUP-jfg\2755.081\FIGURE 12-3.DWG
N
DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
Twin Falls State Park
Itmann No.5 Mine
Portal
Mullens
Itmann
Pineville
Proposed Coal Preparation Plant Site
GUYANDOTTE
RIVER
SLAB FK
PINNACLE
CK
10
97
16
54
NS
NS/CSXT
Legend
Pocahontas No.3 Seam Reserve Classification
Proven
Probable
Mine Plan / Reserve Boundary
Mineral Control
Underground Mined Areas with 200' Barrier
Major Road
Major Railroad
RAILROAD INDEX
Abbreviation Name
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
SCALE (ft)
0 2000 4000 6000
FIGURE 12.3
MAP SHOWING
RESERVE CLASSIFICATION
POCAHONTAS NO. 3 SEAM
ITMANN NO. 5 MINE
Wyoming County, West Virginia
Prepared For
CONSOL ENERGY INC.
John T. Boyd Company
February 2022
Scale 1" = 6,000'

JOHN T. BOYD COMPANY
12-5

Table 12.1

12-6

TABLE 12.1

ESTIMATED COAL RESERVES
AS OF 31 DECEMBER 2021
ITMANN NO. 5 MINE
West Virginia
Prepared For
CONSOL ENERGY INC.
By
John T. Boyd Company
Mining and Geological Consultants
February 2022

		Product Tons (thousands)			Average Product Quality (Dry Basis)				
			By Permit Status		%			Heating	Free
				Not		Volatile		Value	Swelling
Control	Classification	Total	Permitted	Permitted	Ash	Matter	Sulfur	(Btu/lb)	Index
Owned	Proven	500	-	500	6.4	19.6	1.00	14,322	7.9
	Probable	1,350	-	1,350	6.7	19.6	0.99	14,314	7.9
	Subtotal	1,850	-	1,850	6.6	19.6	0.99	14,316	7.9
Leased	Proven	9,412	4,083	5,329	7.6	18.0	0.96	14,390	7.8
	Probable	9,246	1,351	7,895	7.8	19.2	1.04	14,353	7.7
	Subtotal	18,658	5,434	13,224	7.7	18.6	1.00	14,372	7.8
Total	Proven	9,912	4,083	5,829	7.5	18.1	0.96	14,387	7.8
	Probable	10,596	1,351	9,245	7.7	19.2	1.03	14,348	7.8
	Total	20,508	5,434	15,074	7.6	18.7	1.00	14,367	7.8

Q:\ENG_WP\2755.081 CEI Itmann\WP\Rpt\Final\[Table 12.1.xlsx]Table 12.1

JOHN T. BOYD COMPANY

JOHN T. BOYD COMPANY
12-6

The coal reserves of the Itmann No. 5 Mine are well-explored and defined. It is our conclusion that almost half of the stated reserves can be classified in the proven reliability category (the highest level of assurance) with the remainder classified as probable. Given the relative uniformity of the P3 Seam in and around the Itmann No. 5 Mine, it is reasonable to assume that further exploration and testing will confirm the occurrence of coal reserves and increase the percentage reportable as proven.

Table 12.3 below summarizes the washed coal quality for the Itmann No. 5 Mine. The reported coal reserves generally consist of premium quality low-volatile metallurgical coal.

Table 12.3: Coal Reserves Product Quality Summary

	Average Product Quality (Dry Basis)
	%				Heating	Free
Mine	Total Moisture	Ash	Volatile Matter	Sulfur	Value (Btu/lb)	Swelling Index

Itmann No. 5	7.00	7.6	18.7	1.00	14,367	7.8

Figures 12.4 and 12.5 illustrate the product ash and product sulfur content over the Itmann Property. As shown, there are minor increases in both ash and sulfur content in the northern portion of the property.

The Itmann Property and surrounding area has a well-established history of underground coal mining. CONSOL also has a well-established history of mining and marketing P3 Seam coal, having operated four previous mines in the immediate vicinity of the Itmann No. 5 Mine. BOYD has concluded that sufficient studies have been undertaken to enable the coal resources to be converted to coal reserves based on current operating methods and practices. Changes in the factors and assumptions employed in these studies may materially affect the coal reserve estimate.

The extent to which the coal reserves may be affected by any known geological, operational, environmental, permitting, legal, title, variation, socio-economic, marketing, political, or other relevant issues has been reviewed as warranted. It is the opinion of BOYD that CONSOL has appropriately mitigated, or has the operational acumen to mitigate, the risks associated with these factors. BOYD is not aware of any additional risks that could materially affect the development of the reserves.

JOHN T. BOYD COMPANY
12-7

Figure 12.4

12-8

Q:\CAD_GROUP-jfg\2755.081\FIGURE 12-4.DWG
N
JTB
DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
Twin Falls State Park
SLAB FK
10
97
54
NS
Mullens
Itmann No.5 Mine
Portal
Pineville
NS/CSXT
GUYANDOTTE
RIVER
16
NS
10
16
Itmann
Proposed Coal Preparation Plant Site
PINNACLE
CK
Legend
Pocahontas No.3 Seam 1.50 Float Ash (%)
< 7.0
7.0 - 9.0
> 9.0
Mine Plan / Reserve Boundary
Mineral Control
Underground Mined Areas with 200' Barrier
Major Road
Major Railroad
RAILROAD INDEX
Abbreviation Name
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
SCALE (ft)
0 2000 4000 6000
FIGURE 12.4
MAP SHOWING
PRODUCT ASH ISOPLETHS
POCAHONTAS NO. 3 SEAM
ITMANN NO. 5 MINE
Wyoming County, West Virginia
Prepared For
CONSOL ENERGY INC.
John T. Boyd Company
February 2022
Scale 1" = 6,000'

JOHN T. BOYD COMPANY
12-8

Figure 12.5

12-9

Q:\CAD_GROUP-jfg\2755.081\FIGURE 12-5.DWG
N
DISCLAIMER: This map is considered illustrative in its intended use and should not be used for mapping purposes or requirements under state or federal laws, regulations, or programs governing mine permitting and/or safety. This map was prepared based on information provided by others. John T. Boyd Company does not warrant or otherwise certify the accuracy of the location or the extent of such mining or the other features depicted hereon.
Twin Falls State Park
Itmann No.5 Mine
Portal
Mullens
Itmann
Pineville
Proposed Coal Preparation Plant Site
GUYANDOTTE
RIVER
SLAB FK
PINNACLE
CK
NS/CSXT
NS
10
16
54
97
Legend
Pocahontas No.3 Seam 1.50 Sulfur (%)
< 1.0
1.0 - 1.1
1.1 - 1.2
> 1.2
Mine Plan / Reserve Boundary
Mineral Control
Underground Mined Areas with 200' Barrier
Major Road
Major Railroad
RAILROAD INDEX
Abbreviation Name
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
SCALE (ft)
0 2000 4000 6000

FIGURE 12.5

MAP SHOWING

PRODUCT SULFUR ISOPLETHS

POCAHONTAS NO. 3 SEAM

ITMANN NO. 5 MINE

Wyoming County, West Virginia

Prepared For

CONSOL ENERGY INC.

John T. Boyd Company

February 2022

Scale 1" = 6,000'

JOHN T. BOYD COMPANY
12-9

Based on our audit review, we have a high degree of confidence that the estimates shown in this report accurately represent the available coal reserves controlled by CONSOL, as of December 31, 2021.

12.2.5	Reconciliation with Previous Estimates

When comparing CONSOL’s coal reserve estimates for the Itmann No. 5 Mine as of December 31, 2021, with the historical estimate1 of December 31, 2020, we note a net decrease resulting from depletion through ordinary mining operations and inventory sales. Figure 12.6 illustrates the effect of this change.

1Note: BOYD has not done sufficient work to classify historical estimates as current coal resources or coal reserves and the issuer is not treating the historical estimate as current coal resources or coal reserves.

JOHN T. BOYD COMPANY
12-10

13.0   MINING  OPERATIONS

13.1	Mining Method Description

The Itmann No. 5 Mine is a CAPP underground room-and-pillar mine operating in the P3 Seam that is expected to produce between 800,000 to 1.0 million product tons annually once full production is reached. In terms of mining methodology, the application of room-and-pillar mining techniques at the Itmann No. 5 Mine is viewed as a prudent operating decision based on: (1) the extent of the mine’s overall coal reserve base, (2) CONSOL’s targeted annual production levels, (3) the mine’s expected mining conditions and seam orientation, and (4) the successful application of room-and-pillar technology at nearby historical and active mining operations. The use of room-and-pillar mining at Itmann No. 5 is further justified based on CONSOL’s previous experience operating room-and-pillar mines and their reputation for having extensively refined the technical, operational, and financial elements of this mining technique over the years.

Room-and-pillar mining is a partial extraction technique that recovers a portion of a coal seam via the systematic development of interconnected underground entries or openings. Rectangular roadways are driven in the coal seam and are typically supported by roof bolts installed in the immediate roof. The parallel mine entries are connected by crosscuts which result in a series of mine openings separated by solid coal pillars that support the main roof. Room-and-pillar mining systems, which generally utilize CMs, can be used for coal production (like the Itmann No. 5 Mine) or as a development technique to support longwall (LW) production. This flexible mining system is widely used across the US coal industry, at large and small mines with varying seam thicknesses and mining conditions. In regions of thinner coal seams, such as the CAPP or Central Pennsylvania coal fields, room-and-pillar mining is the prevalent form of underground production.

A typical room-and-pillar production section will include one or two CM units, one or two roof bolting machines, and between two and four coal haulage machines (most commonly shuttle cars [SC]) per CM. The main piece of equipment is the CM, which is a heavy, steel framed machine (often over 40 tons) mounted on cat tracks, that operates on electric power. Key components of a CM include:

●	Electric and hydraulic motors which power the CMs operation.
●	A tram mechanism that propels the machine.
●	A horizontally mounted, cylindrical cutting head used to cut the coal seam.
●	A pair of gathering arms that pick-up/clear away the mined material.
●	An internal conveyor system used to load the mined product into a haulage vehicle.

JOHN T. BOYD COMPANY
13-1

Although there have been ongoing advances in CM equipment technology, the basic room-and-pillar mining process has been utilized for decades and has remained largely unchanged over that time. The CM is used to extract the coal seam by mining a rectangular opening or “cut”. The cut typically ranges from 18 ft to 20 ft in width and extends the height1 of the coal seam plus some increment of extraneous non-coal roof and floor material extracted during the mining process (known as “out-of-seam dilution” [OSD]). The depth that the CM cuts into the coal seam (i.e., the cut length) is dependent upon mining conditions, regulations, operating practices, etc. but is generally in the range of 15 ft to 40 ft. Shorter cuts are taken in areas where there are difficult roof conditions.

A critical element of room-and-pillar mining is the interaction between the CM, the roof‑bolting machine and supporting haulage units. Known as “place-changing”, the following steps will typically occur during a mining cycle:

1.	The CM penetrates the cut. As the coal and associated OSD are extracted, the CM unit loads the broken material into one of the haulage vehicles/SCs.

2.

Once fully loaded, the SC carries the product from the CM to a “feeder,” where the coal is discharged from the car and gradually metered onto a conveyor belt for transport out of the mine. The empty SC then trams back to the CM to be reloaded. While this is taking place, the second SC is subsequently loaded. If additional SCs are utilized, these units follow in sequence. This operating pattern continues until the coal volume within the cut is fully extracted.

3.	The CM then backs out of the cut and trams to the next location where the mining process is continued.

4.

After a cut is completed, the exposed roof in the cut (just completed by the CM) must be supported. A roof bolting machine trams into the freshly mined area, drills holes into the roof and installs roof bolts—steel rods that strengthen the integrity of the roof. The principle of roof bolting is to physically tie together the weaker individual layers of roof strata to create a single “laminated” unit of rock that is stronger than the unsupported strata.

Place-change mining is an efficient form of room-and-pillar mining, although the process will routinely incur delays during a production shift (perhaps 5 to 20 minutes per occurrence, depending upon site-specific considerations). Where roof conditions permit (and approval is granted by regulatory agencies), mine operators will employ "deep cut" mining plans to reduce the impact of place-changing delays. Longer cuts (usually 30 ft to 40 ft in length) enable the CM to spend a greater portion of available shift time in cutting and loading activities.

Place-changing CM equipment has steadily evolved over the years via technological breakthroughs to become sophisticated, productive, and durable. Today’s state‑of‑the‑art CM units are equipped with efficient motors, computer diagnostics, solid‑state electronics, advanced remote-control systems, and scrubbing mechanisms (which preserve underground air quality by capturing a significant percentage of respirable dust that is generated by the breaking/grinding of coal and rock during the mining process). Ever-improving technological gains have resulted in dramatic improvements in productivity, machine availability, employee safety, and unit operating costs over the past four decades.

1 In instances where a CM is operating in thick seam conditions (i.e., the coal thickness is greater than 8 ft), the height of the cut may be less than the full thickness of the seam.

JOHN T. BOYD COMPANY
13-2

A room-and-pillar mine may operate a single production section, or several sections. This is dependent upon the size of the reserve, supporting infrastructure, capitalization, markets, etc. A variation of the traditional room-and-pillar place-changing method is the “super-section”. Under this system, the CM production section is equipped with two CM machines. After a cut is completed, the SCs are then routed to the other side of the production section, where a second CM is prepared to start loading from another cut location. As mining operations are relocated to the second CM, the first CM machine backs out of the cut and trams to the next cut location.

Room-and-pillar extraction may be performed as either “first mining” or “secondary extraction”. First or “advance-only” mining is where a system of entries or openings are driven/advanced and the remaining coal pillars are left intact. Under this system, after a section has reached its intended advance distance, the section equipment is recovered and relocated to a new area, leaving the developed pillars untouched (i.e., no secondary mining of the pillars occurs). Reasons for employing this type of room-and-pillar mining may include equipment specifications, geological conditions, subsidence restrictions, operator preferences, etc.

Secondary extraction or “retreat mining” is the process whereby, after the mine workings have reached the end of the advance stage of mining, the direction of mining is reversed (i.e., the mine operator retreats towards the mouth of the production section, employing a prescribed series of cuts to sequentially recover coal from the pillars). Retreat mining systems can be complex, and may include partial or full pillar extraction (which allows the roof to systematically collapse and subsequently results in subsidence of the overlying surface).

JOHN T. BOYD COMPANY
13-3

Reserve recovery (extraction ratio) varies at room-and-pillar mines. Generally, 50% extraction of the in-place coal is typical, with extraction ratios ranging from 30% to 70%. Retreat mining may or may not offer higher extraction ratios than advance only mining; actual recoveries are dependent upon pillar dimensions and a variety of operational considerations.

The Itmann No. 5 Mine is currently being operated as a single super-section operation, with plans to operate up to three super-sections according to the LOM plan. Currently, the mine is performing first mining only; CONSOL has projections for retreat mining in production panels in its LOM plan and intends to pursue permits for this mining method.

13.2	Mine Equipment and Staffing
13.2.1	Mine Equipment

Mining equipment utilized by the Itmann No. 5 Mine is commonly used in the underground mining industry, including in non-coal applications (i.e., the mining equipment is similar to the equipment commonly used by competitor room-and-pillar mines in the region). The equipment found on the current sections and planned for future production areas in the mine could be readily found throughout other CAPP and other domestic coal field regions.

Itmann No. 5 Mine is expected to operate three CM sections once the mine reaches full operational status. Three CM sections are expected to produce approximately 900,000 product tons over the near term. The CM sections will likely consist of the major production equipment shown in Table 13.1:

Table 13.1: Summary of Production Unit Equipment
Equipment Type	Quantity
Continuous Miner	2
Shuttle Car	3-4
Double Boom Roof Bolter	2
Scoop	2
Power Center	1
Feeder	1

Based on BOYD’s review of the Itmann No. 5 Mine equipment and asset listings, the operations’ current complement of equipment aligns with the projected level of production outlined in the LOM plans in 2021. Additionally, following our review of CONSOL’s financial projections and capital expenditure estimates, it is BOYD’s opinion that Itmann No. 5 Mine has accounted for the required equipment related expenditures to increase and then maintain production at the forecasted levels. In BOYD’s opinion, all mining equipment utilized on the Itmann No. 5 Mine CM section(s) is suitable for the mining conditions anticipated, as well as for the future proposed rates of production.

JOHN T. BOYD COMPANY
13-4

13.2.2	Staffing

The Itmann No. 5 Mine is staffed by a workforce which primarily resides in the surrounding southern West Virginia area. Future workforce requirements for the mine and the preparation facility will likely also be supplied by the same geographical location. The workforce is currently comprised of both hourly and salary employees, in a similar fashion to those of other operating mines within the region. The Itmann No. 5 Mine’s work force has no labor affiliation (i.e., the mine operation employs a union-free workforce). Itmann No. 5 Mine plans to maintain a labor force roster that aligns with forecasted production increases. Given CONSOL’s ability to hire and retain employees, staffing is not expected to hinder the Itmann No. 5 operations’ ability to achieve forecasted production levels.

13.3	Mine Production
13.3.1	Historical Mine Production

Historical mine production data for the Itmann No. 5 Mine, based on publicly available information reported by the MSHA, are detailed in Table 13.2.

Table 13.2: Historical Production Data - Itmann No. 5 Mine
	Q1		Q2		Q3		Q4
Year	Tons	TPEH	Tons	TPEH	Tons	TPEH	Tons	TPEH
2019	-	-	-	-	-	-	-	-
2020	-	-	7,868	1.29	-	-	12,364	1.91
2021	18,867	2.35	20,691	2.12	30,179	2.42	na	na

Source: MSHA
Note:
TPEH = Tons per employee-hour.
Employee Hours for each operation includes Underground, Surface at Underground, and Office
Workers employees as listed by MSHA.
Tons reported as Product Tons.
Q4 2021 not available at the time of this report.

Relevant information regarding the operation includes:

●

Itmann No. 5 Mine obtained its official MSHA ID number (4609569) in June of 2019. After site development including the construction of a box cut, offices, warehousing, water supply infrastructure, ventilation fan, and various other surface infrastructure, the mine achieved first coal production in Q2 of 2020.

JOHN T. BOYD COMPANY
13-5

●	The mine has been gradually increasing productivity as it continues to develop its main entries from the box-cut access. In Q3 of 2021, the mine achieved 2.4 tons per employee hour (TPEH).

●

Since beginning initial development, Itmann No. 5 Mine has produced approximately 90,000 product tons (as of Q3 2021). All mining to date is considered as developmental and in preparation for the forecasted production capacity increase facilitated by the addition of two CM sections during 2022.

●

Since the mine began producing coal, all ROM production has been sold to/processed by a nearby third-party CPP; consequently, productivity calculations for the Itmann No. 5 Mine have not reflected employee-hours for CPP employees. In BOYD’s forecasted productivity calculations, the planned CPP employee hours have been included.

13.3.2	Forecasted Production

BOYD prepared a LOM production forecast for the Itmann No. 5 Mine. The mine plan is reflective of the layout for the current Itmann No. 5 Mine, but includes BOYD’s expectations for the development of the operating mine over its life. The forecasted annual production reflects: (1) BOYD’s experience with CM room-and-pillar mines operating in the CAPP region, (2) utilizes generally accepted engineering practices, and (3) aligns with historical and industry norms of operating metrics of similar mines.

As shown in Figure 13.1, the Itmann No. 5 LOM plan shows an increase in production during 2022 which corresponds with (1) the commissioning of the Itmann No. 5 CPP and (2) two additional CM “super-sections” commencing operations at the mine.

JOHN T. BOYD COMPANY
13-6

In the aggregate, the Itmann No. 5 plan projects the mine will produce approximately 42.8 million tons of ROM or approximately 21.2 million tons of clean coal over its operational horizon. Once full production is reached in 2023, the mine is expected to produce approximately 900,000 product tons per year.

Clean coal quality for Itmann No. 5 coal produced throughout the LOM plan is shown in Table 13.3:

Table 13.3: Life-of-Mine Plan Coal Quality Summary
	Product Quality - Dry Basis
	Ash (%)	Sulfur (%)	BTU	Volaltile Matter (%)	FSI
Average	7.62	1.00	14,366	18.7	7.8
Min	6.68	0.91	14,192	16.2	7.5
Max	8.64	1.06	14,478	19.7	8.1

In general, Itmann No. 5 Mine’s annual clean coal yield and quality is expected to remain relatively consistent over the LOM plan; this consistency is generally in line with the local geology of the P3 Seam and is aided by the geographical distribution of production across three CM “super sections.”

13.3.3	Mining Recovery and Dilution Factors

The Itmann No. 5 Mine’s plan layout is typical of CAPP regional underground room‑and‑pillar operations and includes areas of mains, sub-mains, and panels. As a result, mining recoveries within the plan are largely similar to other regional operators. The estimated mining recoveries for Itmann No. 5 Mine’s mains and sub-mains areas is approximately 40% to 50%, and the estimated total mining recovery (first mining plus secondary mining) in panels is approximately 60%. It is BOYD’s opinion that the mining recoveries are reasonable and align with general engineering principles.

The mining horizon targeted by the mine includes the lower split of the P3 Seam, main draw slate parting (or binder), and upper split of the P3 Seam (refer to Chapter 4 for a generalized stratigraphic column of the P3 Seam). The mine operates in a similar manner to other regional room-and-pillar operators where the entirety of both splits of coal and the immediate draw slate parting (or binder) is removed. Throughout the deposit, there are instances where smaller rock partings (separate from the main parting) will be present in either the lower, upper, or both splits of the targeted coal seam. When these secondary partings are present, they will be mined in combination with both splits of coal and the primary draw slate parting.

JOHN T. BOYD COMPANY
13-7

Within the mains and sub-main areas, the mine will operate by removing the entirety of the P3 Seam splits, in-seam partings, and any necessary OSD for maintaining approximately 60 in. to 66 in. of mining height. Mains and sub-main areas have minimum mining heights which must be maintained to facilitate the transport of equipment and employees, provide ventilation airways, provide adequate clearances at belt transfers, etc., regardless of the targeted mining horizon thickness. OSD will largely be dependent upon the total coal seam thickness in these areas. As a result, OSD variances on the main and sub-main areas are more sporadic versus the panel areas; these variances are more likely a result of mine infrastructure and design rather than fluctuations in geology.

In panel areas, mine operations have minimum mining heights which must be maintained to provide clearance for CM equipment operation throughout the panel. The Itmann No. 5 operation has selected CM equipment which allows for sufficient equipment clearances while mining in seam and keeping OSD to a minimum throughout the preponderance of the reserve base. OSD in panel areas is projected to average a nominal 6 in.

Estimated mining heights for Itmann No. 5 Mine generally range from 4 ft to 5.5 ft in aggregate and vary from year-to-year depending on coal seam thickness and distribution of CM section locations (mains, sub-mains, or panels). BOYD views these mining heights as reasonably accurate and acceptable within the CAPP underground room‑and‑pillar mining industry. These mining heights generally correlate with the OSD estimates for the mine (i.e., 30% OSD plus-or-minus 10% by weight) which appears to agree with CONSOL’s forecasted production outputs.

13.3.4	Expected Mine Life

The depicted general layout and coal control for Itmann No. 5 Mine are shown in Figure 3.1. After producing almost 21.2 million product tons, the Itmann No. 5 Mine is expected to exhaust its coal reserves in 2046.

13.4	Other Mining Considerations
13.4.1	Mine Design

The CAPP region utilizes a wide range of mining techniques for the extraction of coal including both surface and underground mining methods. Surface mining in the form of contour strip, auger mining, highwall mining, etc., as well as underground mining in the form of LW and room-and-pillar, are present within current and historical operations neighboring the Itmann No. 5 Mine. The region’s large variation in extents of reported coal reserves, mining conditions, coal seam consistencies, depths of cover, and population densities on the overlying surface (low population density being vital to minimizing the impact of mine subsidence and the costs associated), result in a large array of mining methods being implemented in the region.

JOHN T. BOYD COMPANY
13-8

Given the large extent of reported coal reserves, overall good mining conditions, general coal seam consistency, variable depth of cover, large interburden to overlying mine workings, and relatively low population density on the overlying surface, the Itmann No. 5 Mine is well suited for underground room-and-pillar mining with secondary extraction. Mining plans for room-and-pillar mines with secondary extraction are relatively simple yet highly flexible. Unlike LW operations (having a rigid system), the Itmann No. 5 mining method allows for opportunity to alter the mining plan to avoid specific areas with adverse mining conditions (such as thin coal, poor roof, etc.) or poor coal quality (such as high sulfur, etc.). Mains and sub-mains are typically established in areas where confidence is highest regarding good mining conditions, roof conditions, coal thicknesses, etc. Panels are then developed out to a desired length (whether that be operationally or engineering based) or until adverse mining conditions or poor coal quality warrant the cessation of development. When the mine panels reach the end of their advance stage of mining and secondary mining is implemented, the mine operator begins to retreat towards the mouth of the production panel. While retreating, a series of cuts to recover portions of the coal from the pillars is implemented where feasible.

Currently the Itmann No. 5 Mine is approved for “first only” mining, and has not yet applied for secondary (retreat) mining permits. It is CONSOL’s intention to apply for and obtain approval for secondary mining at the Itmann No. 5 Mine to be utilized throughout their LOM plan. There remains substantial public and environmental group opposition to mining in general, particularly to LW mining and secondary mining (retreat mining) and the effects of subsidence on surface structures and, more recently, perennial streams. Ultimately, there is no current alternative to continued coal utilization for coal-fired electricity generation, manufacturing of coke, etc. While coal mining will continue, there are no indications that external pressures on the industry will lessen. While there are likely to be some instances of heightened environmental and communal concern regarding secondary mining within the Itmann No. 5 Mine plan (Twin Falls State Park, various surface infrastructures, perennial stream areas, etc.); CONSOL has historically demonstrated the ability to apply for and obtain the necessary permits for continued mining within their controlled coal reserves, even while being met with some environmental resistance. The established record of accomplishment gives confidence in CONSOL’s ability to work with environmental and regulatory agencies to achieve mine designs which allow for large reserve extractions while still maintaining environmental efficacy and good relationships with the surrounding communities.

JOHN T. BOYD COMPANY
13-9

Coal mining operations are unlike other industrial facilities in that mines are not “assembly lines” or “factories” that are engineered to an exact design capacity or specific cost structure. Mining operations are conducted in the earth’s strata, rather than within a homogeneous environment. There is inherent geologic risk, and mine operators must therefore contend with periodic adverse or variable geological conditions that cannot be fully anticipated in advance of actual mining activity. While the occurrences of these physical conditions are beyond the control of site management, it should not be interpreted that coal mining is inherently risky. On the contrary, there are established measures that mine operators utilize to minimize the operational and financial impacts associated with such encounters. Coal mining operators, such as CONSOL, have demonstrated a long-term record of accomplishment of sustaining consistent and predictable levels of performance on an annualized basis.

13.4.2	Mining Risk

Underground room-and-pillar mines face two primary types of operational risks. The first category of risk includes those daily variations in physical mining conditions, mechanical failures, and operational activities that can temporarily disrupt production activities. Several examples are as follows:

●	Roof control problems and roof falls.
●	Water accumulations/soft floor conditions.
●	Ventilation disruption and concentrations of methane gas.
●	Variations in seam consistency, thickness, and structure.
●	Failures or breakdowns of operating equipment and supporting infrastructure.
●	Weather disruptions (power outages, inability to load barges due to flooding of rivers, etc.).

The above conditions/circumstances can adversely affect production on any given day, but are not regarded as “risk issues” relative to the long-term operation of a mining operation. Instead, these are considered “nuisance items” that, while undesirable, are encountered on a periodic basis at virtually all mining operations. Engineered mining plans and projections for the Itmann No. 5 Mine appear to incorporate generally‑accepted industry and CONSOL historical performance levels as a basis, and thereby mitigate the likelihood that the mines will experience such disruptions to production operations to the extent that they have previously occurred. BOYD does not regard the issues listed above as being material to the Itmann No. 5 mining operations or otherwise compromising its forecasted performance.

JOHN T. BOYD COMPANY
13-10

The second type of risk is categorized as “event risk.” Items in this category are rare, but significant occurrences that are confined to an individual mine, and ultimately have a pronounced impact on production activities and corresponding financial outcomes. Examples of event risks are major fires or explosions, floods, or unforeseen geological anomalies that disrupt extensive areas of underground mine workings and require alterations of mining plans. Such an event can result in the cessation of production activities for an undefined but extended period (measured in months, and perhaps years) and/or result in the sterilization of coal reserves.

The US mining industry has made tremendous strides in enhancing employee safety and reducing the likelihood of fires, explosions, and other dramatic events over the past several decades. Underground room-and-pillar mining is largely a predictable and safe industry. BOYD does not regard the Itmann No. 5 mining operations and its mine plans as being particularly risky, inadequately managed, or otherwise susceptible to major events. There is no basis to predict or otherwise anticipate major operational shortfalls and/or extraction of coal reserves at the subject mining operation.

JOHN T. BOYD COMPANY
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14.0   PROCESSING  OPERATIONS

14.1	Overview

At the time of this report, construction of the coal preparation facilities and associated rail loading infrastructure designed to support metallurgical coal production from the Itmann No. 5 Mine was still pending. In the absence of its own coal preparation/rail facilities, initial ROM coal production from Itmann No. 5 is currently being sold to a third-party coal producer under a short-term coal sales agreement[4].  According to CONSOL, construction and commissioning of the proposed Itmann CPP is expected to be completed by the second half of 2022.

The proposed Itmann CPP will be comprised of a ROM truck dump, ROM coal storage area, a CPP, clean coal storage area, and a rail loadout facility. The processing complex (including initial refuse fill location) will be located approximately 2.5 miles from the Itmann No. 5 Mine portal at the site of the original Itmann CPP,[5] which operated from 1950 to 1986 and washed coal from CONSOL’s previous Itmann P3 Seam mines. CONSOL currently holds permits for the initial site and intends to expand the permit area by approximately 116 acres for additional refuse fill capacity. All of the surface permit area is controlled by CONSOL.

14.2	The Proposed Plant

The Itmann No. 5 CPP will be a state-of-the-art PLC controlled heavy media plant with a rated raw coal capacity of 700 TPH. CONSOL has procured an existing, but currently idled, facility from an outside entity. Some modifications and new construction will likely be required; however, reuse of an existing facility is expected to significantly reduce the proposed Itmann No. 5 CPP’s total capital expenditure.

While the facility will be the newest CPP complex within the CAPP region, the proposed CPP will be based on similar, proven technology utilized by other preparation plants within CAPP over past decades. Processing circuits will consist of heavy media bath, heavy media cyclones, hydro-spirals, and froth flotation. Rudimentary when compared to many other mineral processing techniques, the coal process is largely based on separating rock material from coal material contained in the raw coal feed by mechanically reducing the size of the feed and utilizing the materials’ different densities to gravitationally separate one from the other. Largely, the process requires water, magnetite, and frothing agents.

1 Under the terms of the agreement, ROM coal from Itmann No. 5 Mine was being trucked to a regional CPP where it is washed.

2 The original Itmann CPP was deconstructed, removed from the property, and the site was reclaimed.

JOHN T. BOYD COMPANY
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ROM coal will be transported from the mine to the CPP complex via truck3 and handled/stored at a raw coal receiving and ground storage area. The raw coal will then be collected by reclaim feeders and conveyed to a raw coal screening tower. The oversized (rock) material will be segregated and conveyed to a storage bin for hauling to the refuse site, while the undersized (screened raw coal) will be metered and conveyed into the Itmann No. 5 CPP for processing.

The refuse resulting from the coal processing will be sent to one of two plate press buildings where the moisture content within the fine refuse is reduced and a “cake” like refuse material is formed. This refuse will then be transferred to the refuse bin (where it is combined with the coarse rock refuse material) for transport by truck to the refuse site.

The clean coal product will be dried with screen-bowl centrifuges. Processed product will be conveyed to a clean coal ground storage area and stacked via a 150-ft radial stacker. Clean product will be reclaimed from the clean coal pile and conveyed4 to the over‑the‑track flood load out where it is loaded into unit trains. The Itmann No. 5 loadout will have three rail sidings to facilitate railroad transportation logistics. At any time, the plant will be able to accommodate one-unit train.

Following this page are: Figure 14.1, which provides an aerial overview of the proposed preparation facility area, Figure 14.2, which provides a generic flow sheet of the CPP and related facilities, and Figure 14.3, which provides an aerial overview of the proposed preparation facility and refuse disposal area existing and future permit areas.

3 The truck route from the Itmann No. 5 Mine portal to the Itmann No. 5 CPP is approximately 2.5 miles one way.

4 An inline mechanical sampling system is integrated on the clean coal conveyor system for coal quality analysis.

JOHN T. BOYD COMPANY
14-2

Figure 14.1

14-3

Q:\CAD_GROUP-jfg\2755.081\FIGURE 14-1.DWG

ITMANN COAL PREPARATION PLANT
SITE PLAN
CONSOL ENERGY INC.
ITMANN, WEST VIRGINIA
RAW RESOURCES GROUP
P.O. BOX 5099
PRINCETON, WEST VIRGINIA 24740
OFFICE: 304-716-9160 FAX: 304-716-9161
Q200409
GA1
101
A
FOR PROPOSAL
SEDIMENT POND 2
DITCH 7
CULVERT 2 - TWIN BOX CULVERTS EXTENSION
FUTURE RAILROAD SIDINGS
SUPPLY HOUSE
TRAIN LOADOUT
SWITCH YARD
SHOP
CULVERT 1
SEDIMENT POND 1
C.C. LOADOUT CONVEYOR
DITCH 1
DITCH 6
DITCH 8
DITCH 19
SUMP AND CROSS CULVERT
SEDIMENT POND 3
150' STACKER
BERM
SUBSTATION
SAFETY BERM
REFUSE BIN
C.C. RECLAIM CONVEYOR
MCC
DITCH 2
DITCH 5
DITCH 3
REFUSE HAUL ROAD (25-FT WIDE)
MAIN ACCESS ROAD (22-FT WIDE)
DITCH 11
SAFETEY BERM
CULVERT 3
FUTURE RAILROAD MAINLINE RELOCATION
DITCH 18
CULVERT 6
DITCH 17
DITCH 10
REFUSE CONVEYOR
DITCH 9
DITCH 4
SUMP AND CROSS CULVERT
EXISTING PERMIT BOUNDARY
TRUCK SCALE
C.C. RECLAIM TRANSFER BUILDING
CULVERT 5
C.C. COLLECTING CONVEYOR
DITCH 16
DITCH 12
NEW CLEAN COAL PLATE PRESS BUILDING
SEDIMENT POND 4
700 TPH PREPARATION PLANT
REFUSE PLATE PRESS BUILDING
CULVERT 4
PLANT FEED CONVEYOR
SCREENING/SIZER BUILDING
ROM RECLAIM CONVEYOR
SEWAGE TREATMENT PLANT OUTFALL PIPE
DITCH 12
WATER TANK
BATHHOUSE
DITCH 15
DITCH 13
STONE FILTER SEWAGE TREATMENT PLANT
DOZER TRAP FEEDER
DITCH 14
N
SCALE (ft)
0 100 200 300
Note : Figure Provided by Consol Energy Inc., with Additions by John T. Boyd Company.

FIGURE 14.1

Wyoming County, West Virginia

Prepared For

CONSOL ENERGY INC.

John T. Boyd Company

February 2022

Scale 1" = 275'

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Figure 14.2

14-4

Q:\CAD_GROUP–jfg\2755.081\FIGURE 14–2.DWG

18" x 0 ROM Feed
Rotary Breaker
Breaker Reject
Breaker Collecting Conveyor
Belt Magnet
2" x 0
Plant Feed Conveyor
Magnetic Separator
Dense Medium Cyclone
Double-Deck Desliming Screen w/Sieve Bend
Double-Deck Reject D&R Screen w/Sieve Bend
Double-Deck Product D&R Screen w/Sieve Bend
2" x 3/4"
3/4" x #30
2" x 3/4"
3/4" x #16
Reject Centrifuge
Magnetite Bin
Product Centrifuge
2" x #16
Belt Filter Press
Reject Collecting Conveyor
Water-Only Cyclones
Triple-Start Coal Spirals
Classifying Cyclones
2-Stage Fine Coal Sieve Bends
Froth Flotation Cells
Screenbowl Centrifuge
Clean Coal Collecting Belt
Make-up
Thickener
To Process
Underflow Pump
Tailings Surge & Mixing Tank
DMC Correct Medium Sump & Pump
DM Cyclone Sump & Pump
DMC Dilute Medium Sump & Pump
Water-Only Cyclone Sump & Pump
Classifying Cyclone Sump & Pump
Effluent Sump & Pump

FIGURE 14.2

GENERIC FLOWSHEET

DENSE MEDIUM CYCLONE / SPIRAL / FLOTATION

ITMANN COAL PREPARATION PLANT

ITMANN NO.5 MINE

Wyoming County, West Virginia

Prepared For

CONSOL ENERGY INC.

JTB John T. Boyd Company

February 2022

No Scale

Source : Coal Preparation Workshop, May 2012, Lexington, Ky., with Additions from John T. Boyd Company.

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Figure 14.3

14-5

Rail Siding
Joe Branch
NS/CSXT
Guyandotte River
Proposed Preparation Plant Site (Figure 14.1)
RIVER R
Long Br
BELL SC
O-11-85
BUD MT RD
Refuse Disposal
1600
1800
2000
2200
1400
Legend
Existing Permit
O-11-85
Future Permit
Expansion Facility Area
Mineral Control
Major Railroad
RAILROAD INDEX
Abbreviation Name
CSXT CSX Transportation, Inc.
NS Norfolk Southern Corp.
SCALE (ft)
0 500 1000 1500
FIGURE 14.3
TOPOGRAPHIC MAP
Showing
EXISTING AND FUTURE PERMIT AREAS
FOR THE ITMANN NO. 5
PROPOSED COAL PREPARATION PLANT
AND REFUSE DISPOSAL FACILITY
Wyoming County, West Virginia
Prepared For
CONSOL ENERGY INC.
John T. Boyd Company
February 2022
Scale 1" = 1,500'
Q:\CAD_GROUP-jfg\2755.081\FIGURE 14-3 revs.DWG

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14.3	Itmann No. 5 Refuse Facility

The proposed Itmann No. 5 refuse facility area (also known as the Joe’s Branch refuse area) will serve as the disposal location for all refuse (combined coarse waste rock and dried, pressed fine coal refuse) produced during the processing of ROM coal from the Itmann No. 5 Mine during the mid-2022 to 2025 period. The current proposed Itmann No. 5 CPP and refuse facility encompasses approximately 233.5 permitted and bonded acres.

The planned refuse placement method will be side embankment fills utilizing combined (coarse and fine) refuse material. By using this refuse placement method, slurry cells or impoundment structures will not be required. This is viewed by BOYD as an advantage for obtaining future refuse disposal permits in a timely manner.

Refuse placement schedules are still undergoing review and study within CONSOL and were not provided to BOYD at this time for review. CONSOL representatives indicated that the refuse disposal plan (beginning in 2022) will be based on proven practices and approaches. CONSOL has historically demonstrated the ability to steadily acquire the required land for other refuse facilities, associated permits, and to execute construction of disposal areas in a timely fashion. It is BOYD’s opinion that CONSOL’s future staged refuse disposal will meet or exceed the practices demonstrated by other industry peers.

14.4	Historical Operation

The Itmann No. 5 CPP, currently under construction, has no historical operating metrics or production records to report.

14.5	Future Operations

CONSOL intends to construct/commission the Itmann No. 5 CPP during 2022. The preparation facility will then be utilized over the 20-plus years of the Itmann No. 5 Mine LOM plan. When compared to the Itmann No. 5 CPP nameplate capacity of 700 TPH, the plant feed and clean coal production forecasts for the forward five-year period appear well within the proposed plant capacities. BOYD also found all remaining forecasted LOM annual plant feed and clean coal production tonnages to be well within the capacities of the Itmann No. 5 CPP.

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In addition to the plant’s projected washing capacity, forecasted clean coal qualities coincide with the range of expected coal washing capabilities prescribed for the Itmann No. 5 CPP.

14.6	Conclusions

Based on our review of the conceptual engineering design and layout, observations of the proposed site, conversations with CONSOL personnel, and an audit of the future processing plant, it is BOYD’s opinion that the proposed processing capacity and methods of the Itmann No. 5 CPP will be sufficient for future processing of coals at Itmann No. 5 Mine.

JOHN T. BOYD COMPANY
14-7

15.0   MINE  INFRASTRUCTURE

15.1	Mine Surface Facilities

Operation of the Itmann No. 5 underground mine is supported by several surface facilities located near the mine’s southeastern reserve boundary. Major surface infrastructure elements include: engineering and business offices, personnel bathhouses, parking areas, supply yards, warehouse facilities, ventilation fan structures, high voltage power distribution stations, ROM coal conveyor belt structure, and primary underground access points, including four drift access tunnels that provide underground ventilation, are used to transport supplies and personnel underground, and contain the ROM coal conveyor belt to the surface. In terms of industry standards, the Itmann No. 5 Mine’s surface infrastructure is comparable to facilities found within the CAPP mining region.

The surface facilities currently located at the mine are well constructed and have the necessary capacity/capabilities to support the Itmann No. 5 Mine’s near-term mining plans. Operational preference may constitute the upgrading of some existing facilities as the mine expands to a three CM section mine during 2022; expansion of existing facilities have been accounted for within the capital expenditure forecasts (e.g., continued site development, upgrading of warehousing facilities, etc.). Longer term, as the mine progresses beyond the near-term mine plans and the location of future mining activities is centered outside the physical and/or operational limitations of the existing infrastructure, additional surface facilities, such as ventilation shafts, will likely be required to support continued mining (refer to Chapter 18 for a discussion regarding projected capital expenditures).

Given CONSOL’s demonstrated ability to steadily construct and support their historical coal operations in a timely fashion (relative to underground mine production), the need for continued surface facilities (primarily ventilation shafts) at the Itmann No. 5 Mine is not seen as a hindrance for the execution of the LOM plans.

In addition to the surface infrastructure mentioned above, CONSOL intends to construct a CPP and rail loading infrastructure to support metallurgical coal production from the Itmann No. 5 Mine. Construction and commissioning of the Itmann No. 5 CPP is scheduled for the second half of 2022. Until the proposed CPP is constructed, ROM output from the Itmann No. 5 Mine is being processed at a regional CPP (see Chapter 14 for details).

JOHN T. BOYD COMPANY
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16.0  MARKET  STUDIES

16.1	Product Specifications

The primary product produced by CONSOL’s Itmann No. 5 Mine is a low volatile, bituminous rank metallurgical coal, which is sold into both domestic and export markets. CONSOL reports indicative coal quality specifications for the Itmann No. 5 Mine metallurgical product as summarized in Table 16.1 below:

Table 16.1: Indicative Metallurgical Coal Quality
Parameter	Units	Value
Ash	%, db	8.0
Volatile Matter	%, db	19.0
Fixed Carbon	%, db	75.0
Sulfur	%, db	0.9–1.0
P2O5	% in Ash	0.33
Reflectance	% Ro	1.61
Max Fluidity	DDPM	75-220
HGI		95
Predicted CSR		60
FSI		8

Source: CONSOL Fact Sheet

BOYD notes that these indicative specifications reasonably reflect the estimated product coal quality of the coal reserves reported herein. The proximate analysis indicates that the Itmann P3 Seam coal exhibits intermediate ash content by US or any other coking coal standards. The coal is a strong low volatile bituminous coal by ASTM ranking criteria. The sulfur content is low and considered good for metallurgical coal. Additionally, a very low (i.e., desirable) phosphorous level is exhibited. The free swelling index (FSI) is considered favorable (excellent) and the Geisler plasticity test results indicate high (excellent) fluidity for a low-volatile coal of this rank. In general, BOYD views the Itmann No. 5 Mine product as a premium low-volatile metallurgical coal that should be well-received by the domestic and export markets.

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16.2	Coal Transportation Options

CONSOL intends1 to construct a dedicated coal preparation facility near the Itmann No. 5 Mine, capable of processing coal from the underground operation, as well as purchased coal trucked to the facility from third-party suppliers. Coal processed by the future Itmann CPP will be directed onto the NS railroad for further dispatch to domestic steelmakers and/or to the NS’s Lamberts Point export terminal located near Hampton Roads, Virginia or to the CONSOL Marine Terminal in the Port of Baltimore, for onward delivery to international steelmakers. In support of coal train loading operations, CONSOL is planning to install a unit train‑ready rail car siding to be located adjacent to the proposed Itmann CPP. The facility’s train loading capacity is expected to be approximately 3,500 TPH.

16.3	Primary Markets

Metallurgical (“met”) coal is used to make metallurgical coke (metcoke), which in turn is used to make hot metal or “pig iron” in the steelmaking process; only select, higher-rank coals exhibiting necessary coking properties are suited for metallurgical coal use. Compared to thermal coal, metallurgical coal receives a market premium due to its specialized characteristics, limited availability/accessibility, and the additional processing costs associated with its production.

Metallurgical coal produced in the United States is sourced from a variety of coal mines located in the Appalachian coal fields:

●

Northern Appalachia (NAPP) includes Pennsylvania, Maryland, Ohio, and northern West Virginia. Most of the metallurgical coal produced in this region originates from mines in central Pennsylvania and northern West Virginia, with lesser amounts coming from Maryland, and occasionally from mines operating in the Pittsburgh No. 8 Seam.

●

Central Appalachia (CAPP) region, which is comprised of southern West Virginia, eastern Kentucky, Virginia, and Tennessee, is the primary metallurgical coal source within the United States. Most of the region’s metallurgical coal output is from mines in southern West Virginia and Virginia (including the Itmann operations).

●	Southern Appalachia (SAPP) metallurgical production is sourced primarily from select operations found within the Alabama bituminous coal fields.

1 Consol currently sells the Itmann raw coal product to a third-party coal company under a short-term coal sales agreement. The raw coal is taken by truck to a nearby preparation plant owned and operated by the third-party coal company for processing.

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A relatively fixed portion of US metallurgical coal output (approximately 15 to 18 million tons annually) is consumed domestically while the remainder is directed into the international market via port facilities located on the Atlantic or Gulf coasts. Enhancing the US metallurgical coal industry’s reputation in the export market is its diversity of suppliers, range of coal qualities, world-class transportation infrastructure, and historical reliability—factors that are recognized and valued by global consumers of seaborne traded metallurgical coal.

Table 16.2, below, provides a general guideline regarding the ideal quality characteristics2 for US met coal by volatile matter content:

Table 16.2: Ideal US Metallurgical Coal Quality Characteristics
	High Volatile	Medium Volatile	Low Volatile
Volatile Matter (% db)	31-34	23-28	>18 to <21
Ash (% db)	<6	<6	<6
Sulfur (% db)	≤0.8	≤0.8	≤0.8
Oxidation Test	≥ 94	> 97	> 98
FSI	≥ 8	> 8	8 to 9
Fluidity	≥ 20,000	> 1,000	> 70
Plastic Range	≥ 95	>80	> 60
Dilation	≥ 180	≥ 200	> 50
Sole Oven	> -20	> -3	< +5
HGI	≥ 55 to < 80	> 60 to < 90	88 to 94
Ash Fusion Temp*	≥ 2,580°F	≥ 2,580°F	≥ 2,580°F
P2O5% (in ash)	≤0.5	≤0.5	≤0.5
Reflectance	> 0.98	1.2 to 1.4	1.47 to 1.62
CSR Potential	> 56	≥ 60	> 56

* softening temperature
db - dry basis

Source. CoalTech Petrographic Associates, Inc.

In addition to volatile matter, other quality parameters that are important in assessing metallurgical coal characteristics include: ash, sulfur, alkali oxides, and phosphorous content, as well as fluidity, reflectance, coke stability, coke strength after reaction (CSR), and FSI. Consumers of metallurgical coal have developed selective blending requirements and procedures. Coke makers use of appropriate proportions of low-, mid-, and high-volatile coals enables them to produce met coke with acceptable chemical and physical properties at optimized raw material costs.

2 The ideal quality characteristics listed reflect the opinion of US coke makers and metallurgical coal producers and may not reflect the quality requirements desired in the international market.

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High-volatile coals are more plentiful in the United States (in terms of potentially mineable deposits) than low- and mid-volatile coals. Low- and mid-volatile coal deposits in the United States are generally more expensive to mine than high-volatile coal deposits due to their unfavorable mining conditions (e.g., thinner seams and/or deeper mining depths). The relative availability of high-volatile metallurgical coals tends to make low- and mid-volatile coals of particular interest to coke producers. Accordingly, premiums are placed on low- and mid-volatile metallurgical coals, particularly those with low ash and sulfur contents and other favorable characteristics. Of particular interest to coke producers is the availability of low-volatile metallurgical coal. Low-volatile coal is one of the most critical ranks of metallurgical coal used to produce coke. High-volatile coals, when utilized alone, generally do not produce met coke with acceptable physical properties to attain the strength needed to resist abrasion or degradation as coke moves down the blast furnace column.

Low-volatile metallurgical coals, while producing adequate coke strength, cannot be coked alone because they expand and may generate excessive pressure during coking that can damage coke oven walls and/or the resultant coke cannot be “pushed” from an oven. Consequently, technology has been developed which enables the controlled and selective blending of low, medium, and high-volatile coals to produce met coke with acceptable chemical and physical properties for blast furnace and foundry use. Low‑volatile metallurgical coal, when blended with high and medium-volatile coals in amounts ranging from 15% to 30% of the blend, aids in increasing coke strength (stability) and improves coke yield and coke shatter for blast furnace use.

In foundry use, a premium is placed on large size coke that is produced by using more low-volatile metallurgical coal in the oven compared to blast furnace coke production. Foundry blends generally contain from 40% to 50% low-volatile coal. In both blast and foundry coke production, premiums are placed on low-volatile metallurgical coal with low ash and low sulfur contents.

JOHN T. BOYD COMPANY
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16.4	Future Sales

Once fully operational (i.e., when the mine, preparation plant, and coal loadout reach commercial status), CONSOL anticipates directing the Itmann metallurgical coal product into both the domestic and export markets, with sales being evenly distributed between both sectors. Based on its introduction/use to date, BOYD anticipates Itmann metallurgical coal will rapidly garner market acceptance among domestic and international steelmakers. As it becomes an established source of low vol met coal for use in various steelmakers’ coke oven blends, premium coal from the operation will likely be sold at realizations at or above prevailing benchmark pricing for premium US low-vol metallurgical coal products. Additionally, as a new operation the Itmann No. 5 Mine should enjoy generally lower costs versus its US peer operations, thus enabling it to compete longer-term in overseas markets.

JOHN T. BOYD COMPANY
16-5

17.0   PERMITTING  AND  COMPLIANCE

17.1	Permitting

Numerous permits are required by federal and state law for underground mining, coal preparation and related facilities, and other incidental activities. CONSOL reports that necessary permits to support current operations are in place or pending approval. Typical of longer-term mining operations, new permits or permit revisions will most likely be necessary from time to time to facilitate future operations. Given sufficient time and planning, CONSOL should be able to secure new permits, as required, to maintain its planned operations within the context of the current regulations.

Continuously increasing efforts are required to obtain permits for underground coal mining and related activities in West Virginia. The primary contributing factors are the effects of subsidence on overlying streams and the ability to permit refuse sites.

Please refer to Section 3.4 for additional information.

17.2	Compliance

CONSOL reports having an extensive environmental management and compliance process designed to follow the ISO 14001 standard.

In their 2019 corporate sustainability report, CONSOL reports:

●	99% compliance with internal sustainability goals.
●	Three years of annual decreases in agency-issued violations.
●	A year-on-year decrease in environmental penalty payments of which non-legacy violations were rated minor in severity.

Based on our review of information provided by CONSOL, it is BOYD’s opinion that CONSOL has a generally typical coal industry record of compliance with applicable mining, water quality, and environmental regulations. BOYD is not aware of any regulatory violation or compliance issue which would materially impact the coal reserve estimate.

JOHN T. BOYD COMPANY
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17.3	Socio-Economic Impact

CONSOL states the following in their 2019 corporate sustainability report:

Equally important is the direct and indirect financial support we provide to the local economy—the communities where we operate, and our employees reside. This benefit extends to our service providers and business partners, whose employees live and work in the CONSOL operational areas of Pennsylvania, West Virginia, and Maryland. In 2018, our direct economic contribution of $401 million stemmed from employee wages, employee benefits, property taxes, income taxes, sales tax, and other taxes associated with production activities and paid to federal, state, and local governments. The Company’s total economic impact, including operating and capital expenditures, is approximately $1 billion annually.

BOYD is not aware of any community or stakeholder concerns, impacts, negotiations, or agreements which would materially impact the coal reserve estimate.

JOHN T. BOYD COMPANY
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18.0   CAPITAL  AND  OPERATING  COSTS

18.1	Introduction

BOYD independently developed a discounted cash flow analysis to determine in BOYD’s opinion that extraction of the coal reserves of the Itmann No. 5 Mine are economically viable.  BOYD’s calculations and determinations included in this chapter are based on what BOYD believes to be reasonable, appropriate, and relatively conservative investment and market assumptions and estimates, including all assumptions made about future prices and market conditions, production and sales volumes, operating costs, capital expenditures and other results and measures that are necessary and are used to determine the economic viability of the reported coal reserves.

BOYD’s assumptions and estimates have been calculated and presented in this report solely for the purpose of confirming that future extraction of the coal reserves of the Itmann No. 5 Mine are economically viable as required under S-K 1300. BOYD’s estimates and assumptions underlying the discounted cash flow analysis and other calculations are based on future estimates of spot prices, the mine’s historic performance from 2019 through December 31, 2021, BOYD’s deep knowledge of the CAPP region, assumed future production at the Itmann No. 5 Mine as well as other assumptions and estimates detailed in this chapter.  Actual future operating results and investment and market conditions may differ significantly from the Itmann No. 5 Mine’s historic results or from the estimates of future investment and market conditions as well as from the mine’s future performance assumed by BOYD in the discounted cash flow analysis as a result of various factors and risks, some of which may be outside of CONSOL’s control.  CONSOL, as with all coal mining companies, actively evaluates, changes, and modifies business and operating plans in response to various factors that may affect the Itmann No. 5 Mine’s production, operations and financial results.  The mine’s actual future results, production levels, operating expenses, number of operating CMs, sales realizations, and all other modifying factors could vary significantly year to year from the assumptions and estimates used by BOYD in the calculations in this chapter.

The following section provides a review of recent historical operating costs and capital expenditures for the Itmann No. 5 Mine.  A discussion of BOYD’s outlook for the operation over the five-year period, 2022 to 2026, including projected production and sales, operating costs, and capital expenditures, is also provided.

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18.2	Historical Operating Cost

The Itmann No. 5 Mine is expected to achieve full commercial status by late 2022 (generally corresponding with the commissioning of the Itmann No. 5 CPP). Since the mine is currently under development, there are no meaningful historical operating costs relative to those expected during full-commercial operation.

18.3	Historical Capital Expenditures

Capital expenditures recorded since 2019 are summarized in Table 18.1:

Table 18.1: Historical Capital Expenditures ($000)
2019	2020	2021
10,364	10,445	25,959

The level of capital spent on the mine development and equipment in 2021 was approximately $15.5 million greater than the previous year. This reflected a significant increase in underground equipment purchases and preparation plant capital spending.

18.4	Projected Five-Year Mine Plan

BOYD’s five-year mine plans are based on engineered mine layouts1 which were designed for optimum reserve recovery, using efficient mining methods and practices. Generally accepted industry operating performance parameters and mining rates were applied to the mine plan to develop coal production and mining schedules. Financial budgets were then prepared (based on mine plan outputs and labor requirements), resulting in operating cost projections (based on constant 2022 dollars). BOYD’s mining plan recognize the impact of variations in physical mining conditions, mechanical failures, and operational activities that can temporarily disrupt production activities. BOYD considers the projected mine plan to be reasonable and achievable, provided no major abnormalities are encountered.

1The mining plans for room-and-pillar operations are relatively simple and highly flexible when compared to LW mines. The entire foundation of the mining plan is based upon locating mains and sub-mains in areas of the deposit where coal quality and mining conditions are most suitable. Panels are then developed out to a desired length or until adverse mining conditions (or poor coal quality) warrant the cessation of development. This results in the opportunity to alter the mining plan so as to avoid specific areas with adverse mining conditions (such as thin coal, poor roof, etc.) or poor coal quality (such as high sulfur, etc.).

JOHN T. BOYD COMPANY
18-2

Forecasting performance based on the continuation of consistent mining conditions, excluding impacts from unforeseen events, increases the risk of underperformance versus the mine plan. BOYD’s approach does not directly account for situations that can occur in underground coal mining, such as fire, water inundations, geological anomalies, etc. Risk mitigation is factored into the forecasted production schedule by projecting production from multiple CM sections in various locations throughout the mine reserve. The geographical distribution of mining sections throughout the area of the mine plan mitigates the likelihood that all CM sections will experience adverse mining conditions at a given time. Each CM section also utilizes production contingency factors (10%), which are incorporated into the mining forecast.

BOYD’s mine plan, including development strategy, projected production and productivity, planned capital expenditures, and total cash cost projections, assumes coal markets will rebound from the COVID-19 pandemic influences experienced during 2020/2021 and no major abnormalities are encountered within the coal market, during the development and construction of the planned CPP, or at the mine level. BOYD’s five‑year forecasted operating and capital costs per saleable ton align with industry standards for newly developed underground room-and-pillar coal mines operating in the CAPP region. Subject to the guidelines outlined in S-K 1300, BOYD believes the extended LOM projection of operating and capital costs to be accurate to within ±25% of the operating and capital costs of other similarly capitalized room-and-pillar mines operating in the CAPP region. We did not assign a contingency budget to the extended mine life projection estimates.

18.4.1	Forecasted Production and Sales

The five-year financial projections reflect an increase in sales tonnage from Itmann No. 5 Mine as the mine reaches commercial production status and markets begin to recover post COVID-19 pandemic. The forecast reflects a stable revenue stream, driven by BOYD’s view that Itmann No. 5’s P3 Seam reserves and operations are in a strong competitive position to take advantage of improved coal pricing and demand as domestic and international markets recover from the COVID-19 pandemic. BOYD’s Itmann No. 5 Mine forecast of tons produced, average realizations, and revenue from coal sales, are summarized in Table 18.2.

Table 18.2: Itmann No. 5 Mine Projected Saleable Production and Realization Estimates
	2022	2023 - 2026
Annual Saleable Production (000 Tons)	410	850–900
Average Realizations ($/ton)	108	106–107

Note: Itmann No. 5 CPP is scheduled to begin operation in mid-2022.

JOHN T. BOYD COMPANY
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Future production over the five-year forecast period is expected to reach a stable level of approximately 850,000 to 900,000 tons annually by 2023. BOYD views these saleable tonnages estimates to be within the complex’s achievable output levels and in line with projected infrastructure capacities and capabilities. BOYD’s forecasted realizations are conservative compared to January 2022 market conditions.

18.4.2	Forecasted Operating Costs

As the targeted level of production increases in late 2022, operating costs per ton for Itmann No. 5 will be reduced (i.e., below those experienced during 2020 to 2022).  This is primarily a result of reduced direct operating costs associated with the economies of scale realized from increased mine output and the benefit of operating their own CPP for the washing of the Itmann No. 5 Mine’s ROM coal. Operating costs and sales realization on a per ton basis for the forecasted period of 2022 to 2026 are as shown in Figure 18.1:

Notes: Indirect costs include SG&A, but exclude interest expense and DD&A.
Forecasted realizations are conservative compared to January 2022 market conditions.

From 2022 to 2026, the average realization is projected to remain robust as the mine benefits from processing its output through their own CPP. Total cash unit costs are expected to decline over the period, in line with the forecasted increased production (as the mine transitions from development status to full commercial operation).

In general, the projected operating costs within the Itmann No. 5 Mine five-year forecast are consistent with the forecasted LOM plan. While current markets at the time of this report are substantially higher than the sales realization shown above, BOYD views the use of these lower coal prices as a conservative way to demonstrate the economic viability of the reported coal reserves. The operating cash costs and resultant cash margins appear to align with expectations for similarly capitalized metallurgical coal mining room-and-pillar operations in the CAPP.

JOHN T. BOYD COMPANY
18-4

18.4.3	Forecasted Capital Expenditures

Itmann No. 5 is expected to continue its level of capital expenditures for the development of the mine and CPP during 2022. Approximately $50 million in capital expenditures are attributable to the construction of the Itmann No. 5 CPP, refuse disposal, and loading facilities during 2021 and 2022.

Coinciding with the commissioning of the proposed CPP facility and scheduled increase in production, the forecasted capital expenditure takes the form of Maintenance of Production (MOP) capital for projection purposes from mid-2022 through 2025. MOP capital levels are within $3 to $4 per clean ton during the aforementioned time period.

BOYD judges the capital projections to be at or above the level witnessed at other CAPP comparable operators. In general, the projected capital expenditures within the five-year forecast agree with general engineering principles and industry norms and are reasonably aligned with the forecasted LOM plans.

JOHN T. BOYD COMPANY
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19.0   ECONOMIC  ANALYSIS

19.1	Introduction

BOYD independently developed a discounted cash flow analysis to determine in BOYD’s opinion that extraction of the Itmann No. 5 Mine coal reserves are economically viable.  BOYD’s calculations and determinations included in this chapter are based on what BOYD believes to be reasonable, appropriate, and relatively conservative investment and market assumptions and estimates, including all assumptions made about future prices and market conditions, production and sales volumes, operating costs, capital expenditures and other results and measures that are necessary and are used to determine the economic viability of the reported coal reserves.

BOYD’s assumptions and estimates have been calculated and presented in this report solely for the purpose of confirming that future extraction of the Itmann No. 5 Mine coal reserves are economically viable as required under S-K 1300. BOYD’s estimates and assumptions underlying the discounted cash flow analysis and other calculations are based on future estimates of spot prices, the mine’s historic performance from 2019 through December 31, 2021, BOYD’s deep knowledge of the CAPP region, assumed future production at the Itmann No. 5 Mine as well as other assumptions and estimates detailed in this chapter.  Actual future operating results and investment and market conditions may differ significantly from the Itmann No. 5 Mine’s historic results or from the estimates of future investment and market conditions as well as from the mine’s future performance assumed by BOYD in the discounted cash flow analysis as a result of various factors and risks, some of which may be outside of CONSOL’s control.  CONSOL, as with all coal mining companies, actively evaluates, changes, and modifies business and operating plans in response to various factors that may affect the Itmann No. 5 Mine’s production, operations, and financial results.  The mine’s actual future results, production levels, operating expenses, number of operating CMs, sales realizations, and all other modifying factors could vary significantly year to year from the assumptions and estimates used by BOYD in the calculations in this chapter.

JOHN T. BOYD COMPANY
19-1

Results of our financial analysis for Itmann No. 5, which encompasses the economic contribution/impact of the mine and CPP operations over the 25-year period (2022 to 2046), are discussed below.

19.1.1	Production Schedule

The production schedule to mine and process the remaining reserves is based on the existing production capacity of the Itmann No. 5 Mine and CPP. The following table summarizes the LOM production for the complex:

Table 19.1: Projected Itmann Saleable Production
Period	000 Tons

2022–2026	3,900
2027–2031	4,300
2032–2036	4,690
2037–2041	5,040
2042–2046	3,180
Total	21,110

The total saleable coal production (21.1 million tons) over the life of the operations, includes approximately 600,000 tons which are not currently controlled by CONSOL. BOYD has assumed that all necessary rights and approvals will be obtained in advance of mining. For the purposes of this analysis, BOYD assumed tons produced would be sold in that year (i.e., annual saleable production equates to total tons sold). The production schedule and mine plan are described in more detail in Chapter 13 of this report.

19.1.2	Coal Pricing

The projected average price realized by Itmann (FOB mine) over the forecast period is shown in Table 19.2 below.

Table 19.2: Projected Average Itmann Sales Price
Period	US$ per Ton (Constant 2022)

2022–2026	107.10
2027–2031	105.70
2032–2036	105.90
2037–2041	105.80
2042–2046	105.70
Total	106.00

Prices for coal used in our analysis are based on BOYD’s internal price forecast for low volatile metallurgical coal meeting the Itmann No. 5 Mine quality specification for the period 2022 through 2026. BOYD’s forecasted realizations are conservative compared to January 2022 market conditions. For the purposes of this analysis, BOYD conservatively held pricing in the $105 to $106 per ton range from 2026 forward.

JOHN T. BOYD COMPANY
19-2

19.1.3	Cash Production Costs

As described in Chapter 18, cash production costs include direct and indirect mining costs, including labor, material and supplies, processing, royalties and production taxes, insurance, and administrative costs. Administrative costs include sales and mine administration and corporate overhead allocations but exclude interest expense and DD&A. Total cash production costs are shown in Table 19.3 below.

Table 19.3: Projected Itmann Cash Operating Costs
Period	$ (millions)	$/Ton

2022–2026	264,330	69.50
2027–2031	299,180	69.60
2032–2036	326,270	69.50
2037–2041	349,730	69.50
2042–2046	223,200	70.20
Total	1,462,710	69.60

The operating costs are based on the Itmann No.5 Mine’s historical performance and BOYD’s experience with room-and-pillar mines operating in the CAPP. As noted in Chapter 18.1 of this report, BOYD reviewed the mine’s historical costs and found them to be reasonable.

19.1.4	Capital Expenditures

Capital expenditures are generally for sustaining capital, with spending focused on mine infrastructure expansion (air shafts, buildings, belt systems, etc.), maintenance of production equipment (new equipment purchases and/or rebuilds), and refuse area infrastructure. Total capital expenditures are shown in Table 19.4 below.

Table 19.4: Projected Itmann Capital Expenditures
Period	$ (millions)

2022–2026	40,900
2027–2031	23,190
2032–2041	18,780
2042–2051	20,140
2052–2061	11,210
Total	114,220

JOHN T. BOYD COMPANY
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As noted in Section 18.4 of this report, actual capital expenditures from 2019 through 2021 were analyzed to determine the near-term requirements for the mine. The long‑range capital forecast for the Itmann No. 5 Mine reflects BOYD’s experience with room-and-pillar mines operating in the CAPP.

19.2	Pre-Tax Net Present Value Analysis

Results of BOYD’s LOM economic analysis for Itmann No. 5 Mine, which reflects the discounted cash flow-net present value (DCF-NPV) (pre‑tax, discounted at 12% on a full year basis) over the life of the project, is shown in the following table. For reporting purposes, the cumulative DCF-NPV is shown for 10‑year, 20-year, and LOM periods in Table 19.5:

Table 19.5: Itmann Cumulative NPV by Timeframe (US$ million)
10-Year	20-Year	25-Year (LOM)
128.9	188.9	197.4

The primary assumptions which were utilized in the pre-tax NPV analysis are as follows:

●

Recoverable Reserves – We utilized CONSOL’s recoverable reserves estimates for the mine after performing our analysis of the available geologic data. CONSOL provided a mine plan for the Itmann No. 5 Mine, including the projected sequence of mining by areas designated for CM extraction by year. Overall advance/extraction rates for both “first mining only” as well as secondary (retreat mining) areas were reviewed and found to be reasonable. The Itmann No. 5 Mine’s estimated coal reserves are expected to be fully depleted by 2046. It is BOYD’s opinion that the methods utilized by CONSOL are conservative, but pragmatic, and align with industry standards for forecasting as well as actual mine recoveries experienced by regional operators.

●

Annual Mine Output –BOYD determined the annual output based on the characteristics of the reserve, including: seam thickness, OSD amounts, overall size, optimum mine life, capabilities of mining equipment, expected coal quality, and our view of the potential markets and demand for the metallurgical grade product.

JOHN T. BOYD COMPANY
19-4

In addition to the assumed base case coal pricing, BOYD also ran sensitivities with optimistic (+10%) and pessimistic (-10%) pricing scenarios. Table 19.6 provides a comparison of 10-year, 20-year, and life of mine NPVs at different discount factors and pricing scenarios:

Table 19.6: NPV Sensitivity Analysis
	Pre-Tax DCF NPV ($ million)
	by Discount Factor
Timeframe/Scenario	10%	12%	15%	18%

10-Year
Optimistic (+10%)	194.9	178.6	157.6	140.1
Base	140.9	128.9	113.4	100.4
Pessimistic (-10%)	87.1	79.2	69.1	60.6

20-Year
Optimistic (+10%)	297.7	258.1	212.5	178.5
Base	218.5	188.9	154.7	129.3
Pessimistic (-10%)	139.2	119.6	96.9	80.1

25-Year (LOM)
Optimistic (+10%)	314.5	269.4	218.8	182.1
Base	231.1	197.4	159.5	132.0
Pessimistic (-10%)	147.7	125.3	100.1	81.9

●

In both the pessimistic and optimistic sensitivity cases, no adjustments were made by BOYD to the base operating scenario. While CONSOL would likely execute short‑term strategies in order to fluctuate production levels to minimize the impact from a period of low coal pricing and/or maximize the opportunity of high coal pricing, execution of such production fluctuations was deemed immaterial to the assessment of economic mineability of reserves over the LOM plan extending to 2046.

●

Direct Operating Costs –BOYD developed line-by-line projections of cash operating costs for the LOM plan. We considered fixed and variable components within the overall mine plan, historical costs experienced, and operating cost structures of regional mine operators when making these estimates. The primary unit costs included: hourly and salary labor and benefits, mine operating supplies, and equipment maintenance costs.

●

Capital Expenditures – BOYD considers the near-term detailed capital expenditure schedule to be reasonable and representative of the capital necessary to continue development of the Itmann No. 5 Mine and CPP, as well as to operate and maintain operations. Most expenditures are associated with construction of the new CPP facility, purchase of underground production equipment (new equipment purchases and/or rebuilds), and refuse area development. To more accurately portray capital expenditures incurred to sustain long-term production, BOYD made assumptions for airshaft capital expenditure timing corresponding to the LOM plan. Additionally, BOYD made assumptions of annual capital expenditures consistent with historical and near-term forecasted capital expenditures ranging between $3.00 and $4.00 per clean ton for Itmann No. 5 Mine to account for sustaining capital.

JOHN T. BOYD COMPANY
19-5

●

Coal Processing – During the initial development of the Itmann No. 5 Mine, in the absence of its own CPP facilities, CONSOL has sold the ROM coal produced during mine development to a regional competitor coal producer under short term “spot” coal sales agreements. This arrangement is expected to continue according to CONSOL’s near-term plan until the construction of the Itmann No. 5 CPP is completed in mid-2022. At this time, the mine’s total output is expected to be processed through the Itmann No. 5 CPP for the remainder of the LOM plan. Within the near-term operating cost forecast for Itmann No. 5, BOYD made corresponding assumptions regarding operating costs as the operation transitions from off-site washing to an in-house processing and coal refuse disposal facility. We consider these assumptions to be reasonable and to align with general engineering principles and industry standards.

●

Refuse Disposal – As previously discussed, the current refuse disposal plan provided by CONSOL utilizes combined refuse (waste rock combined with dried fine coal refuse) for disposal in side embankment fills. There is currently a portion of the proposed refuse disposal area that is permitted, and an additional area which is being targeted for future permitting. In discussions with CONSOL, the company plans to continue acquiring and permitting adjacent properties for expansion of the refuse facility.

●

In-Direct Mining Costs – Unit costs for in-direct line items, such as royalties, taxes, penalty fees and fines, insurance, real estate taxes, selling and general administration expenses, and miscellaneous expenses, were developed based on BOYD’s experience.

●

Revenue for the washed metallurgical grade product is based on the Itmann No. 5 free-on-board (FOB) CPP price forecast for the LOM plan. Additional costs beyond the preparation plant for transportation, loading, and unloading at railroads, river terminals, and/or ocean terminals are assumed to be incurred by the customer (or added as a pass-through to FOB, mine prices). BOYD’s price forecast is reasonable and in alignment with the market outlook for P3 Seam metallurgical grade coals.

●

BOYD has applied a portion of the estimated closure costs for the underground mine within the LOM forecast period as mine reserves are depleted. While we acknowledge that these costs are usually accrued over the life of a mine/project, we have shown a portion of estimated mine closure costs as a lump sum operating cost during the last year of the project during the cash flow periods when mineable reserves have been exhausted. In our opinion, this is a conservative approach to estimating the costs for mine site closure and reclamation.

JOHN T. BOYD COMPANY
19-6

20.0   ADJACENT  PROPERTIES

As illustrated in Figure 3.1, the P3 Seam has been extensively mined south and east of the proposed Itmann No. 5 Mine. CONSOL has observed a 200-ft barrier around identified P3 Seam mine workings.

Additional old mine workings have been mapped in areas near the Itmann mines; however, these operations were in coal seams overlying the P3 Seam coal. Some of these old mine workings overlap the southeastern-most portions of the Itmann Property. Stratigraphically, the closest overlying mine workings are noted in the Pocahontas No. 7 (P7) Seam, which lies at least 200 ft above the P3 Seam according to drill records. Other overlying old mine workings are located in coalbeds above the P7 Seam. Within the Itmann Property, there are no known mine workings located below the P3 Seam.

JOHN T. BOYD COMPANY
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21.0   OTHER  RELEVANT  DATA  AND  INFORMATION

BOYD is not aware of any additional information which would materially impact the coal reserve estimates reported herein.

JOHN T. BOYD COMPANY
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22.0   INTERPRETATION  AND  CONCLUSIONS

22.1	Audit Findings

BOYD’s independent technical audit was conducted in accordance with S-K 1300 and concludes:

●

Sufficient data have been obtained through various exploration and sampling programs and mining operations to support the geological interpretations of seam structure, thickness, and quality for the portions of the P3 Seam situated within the bounds of the Itmann Property. The data are of sufficient quantity and reliability to reasonably support the coal resource and coal reserve estimates in this technical report summary.

●	Estimates of coal reserves reported herein are reasonably and appropriately supported by technical studies, which consider mining plans, revenue, and operating and capital cost estimates.

●

The 20.5 million tons of underground mineable coal reserves identified on the property are economically extractable under reasonable expectations of market prices for metallurgical coal products, estimated operation costs, and capital expenditures.

There is no other relevant data or information material to the Itmann No. 5 Mine that is necessary to make this technical report summary not misleading.

22.2	Significant Risks and Uncertainties

The purpose of CONSOL’s periodic mine planning exercises is to collect and analyze sufficient data to reduce or eliminate risk in the technical components of the project and to refine economic projections based on current data. There is a high degree of certainty for this project under the current and foreseeable operating environment. A general assessment of risk is presented in the relevant sections of this report.

JOHN T. BOYD COMPANY
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23.0   RECOMMENDATIONS

BOYD makes no recommendations regarding the Itmann No.5 Mine as the mine is currently in production at this time.

JOHN T. BOYD COMPANY
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24.0   REFERENCES

There are no citations in this technical report summary. Therefore, there are no references to list.

JOHN T. BOYD COMPANY
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25.0   RELIANCE  ON  INFORMATION  PROVIDED  BY  REGISTRANT

In the preparation of this report BOYD has relied, without independent verification, upon information furnished by CONSOL with respect to: property interests; exploration results; current and historical production from such properties; current and historical costs of operation and production; and agreements relating to current and future operations and sale of production.

BOYD exercised due care in reviewing the information provided by CONSOL within the scope of our expertise and experience (which is in technical and financial mining issues) and concluded the data are valid and appropriate considering the status of the subject properties and the purpose for which this report was prepared. BOYD is not qualified to provide findings of a legal or accounting nature. We have no reason to believe that any material facts have been withheld, or that further analysis may reveal additional material information. However, the accuracy of the results and conclusions of this report are reliant on the accuracy of the information provided by CONSOL.

While we are not responsible for any material omissions in the information provided for use in this report, we do not disclaim responsibility for the disclosure of information contained herein which is within the realm of our expertise.

JOHN T. BOYD COMPANY
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